Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF SABINE OIL & GAS CORPORATION

As discussed under “The Forest Oil Combination” below, on December 16, 2014, Sabine O&G and Old Forest completed the combination of their respective businesses. Because Sabine O&G was considered the accounting acquirer in the Combination under U.S generally accepted accounting principles (“GAAP”), Sabine O&G is also considered the accounting predecessor of Sabine Oil & Gas Corporation. Accordingly, the historical financial statements of Sabine Oil & Gas Corporation included in this Current Report on Form 8-K, each of which cover periods prior to the completion of the Combination, reflect the assets, liabilities and operations of Sabine Oil & Gas LLC, the predecessor to Sabine Oil & Gas Corporation, and do not reflect the assets, liabilities and operations of Old Forest. In this section, “Sabine,” “the Company,” “we,” “us” and “our” refer (i) with respect to the period from and after December 16, 2014, to the group of entities within the consolidated group of Sabine Oil & Gas Corporation, and (ii) with respect to the period prior to December 16, 2014, to the group of entities within the consolidated group of Sabine O&G, the predecessor, unless, in each case, otherwise indicated or the context otherwise requires.

You should read the following discussion and analysis of the Company’s financial condition and results of operations in conjunction with the financial statements and notes thereto, including the historical financial statements of Sabine and Forest and the pro forma financial information reflecting the effects of the Combination, included elsewhere in this Current Report on Form 8-K.

The following discussion contains “forward-looking statements” that reflect the Company’s future plans, estimates, beliefs and expected performance. Sabine cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from expectations include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Sabine’s business, as well as those factors discussed below and elsewhere in this report, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Sabine is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties onshore in the United States. The Company’s operations are focused into three core geographic areas:

•	East Texas and Louisiana, targeting the Cotton Valley Sand and Haynesville Shale formations;

•	South Texas region, targeting the Eagle Ford Shale formation; and

•	North Texas region, targeting the Granite Wash formation.

Sabine, formerly known as Forest Oil Corporation, was incorporated in New York in 1924, as the successor to a company formed in 1916, and has been a publicly held company since 1969.

As of September 30, 2014, Sabine O&G held interests in approximately 126,600 gross (101,600 net) acres in East Texas, 41,700 gross (34,800 net) acres in South Texas and 51,700 gross (37,400 net) in North Texas. Sabine is the operator on 99%, 97% and 99% of the Company’s net acreage positions in South Texas, East Texas and North Texas, respectively. Sabine management has not yet completed its estimates for the combined company as of December 31, 2014. Sabine expects to focus operations in the exploration and production segment of the energy industry in the United States. The Company’s gathering and processing assets are primarily dedicated to supporting the natural gas volumes the Company produces and does not generate any material amounts of revenue. Sabine’s ability to develop and produce current reserves and add additional reserves is driven by several factors, including:

•	success in the drilling of new wells;

•	commodity prices;

•	the availability of attractive acquisition opportunities and the ability to execute them;

•	the activities and elections of third parties under the Company’s joint development agreements;

•	the availability of capital and the amount the Company invests in the leasing and development of properties and the drilling of wells;

•	facility or equipment availability and unexpected delays or downtime, including delays imposed by or resulting from compliance with regulatory requirements; and

•	the rate at which production volumes naturally decline.

The Forest Oil Combination

On December 16, 2014, the Legacy Sabine Investors contributed the equity interests in Sabine O&G to Sabine Oil & Gas Corporation, which was then known as “Forest Oil Corporation.” In exchange for this contribution, the Legacy Sabine Investors received shares of Sabine common stock and Sabine Series A preferred stock, collectively representing approximately a 73.5% economic interest in Sabine and 40% of the total voting power in Sabine. Immediately following the contribution, Sabine O&G and related holding companies merged into Forest Oil Corporation, with Forest Oil Corporation surviving the mergers. Holders of Sabine common stock immediately prior to the closing of the Combination continued to hold their Sabine common stock following the closing, which immediately following the closing represented approximately a 26.5% economic interest in Sabine and 60% of the total voting power in Sabine. On December 19, Forest Oil Corporation changed its name to “Sabine Oil & Gas Corporation.” In connection with the completion of the Combination, the members of the executive management team of Sabine O&G were appointed as the executive management team of Sabine, and the members of the former executive management team of Old Forest resigned or were removed from their positions.

Sabine O&G is considered the predecessor of Sabine or acquirer of Forest, and, accordingly, the historical financial statements and results of operations of Sabine for periods prior to the completion of the Combination are those of Sabine O&G, as the predecessor. In the future, the combined assets and operations reported on as Sabine Oil & Gas Corporation for the year ending December 31, 2014 will include the historical financial statements of Sabine O&G, with the combined operating results of Forest consolidated therein from the closing date of December 16, 2014 and thereafter. The underlying Forest assets acquired and liabilities assumed by Sabine were based on their respective fair market values with any excess purchase price allocated to goodwill.

Prior to the Combination, Sabine O&G was a privately-held company and Old Forest’s common stock was listed on the New York Stock Exchange. Following the Combination, Sabine’s common stock trades on the OTCQB.

Overview of Sabine O&G

From inception in 2007 through 2012, Sabine O&G was focused primarily in East Texas, where it completed multiple acquisitions and executed a development program to build an extensive inventory of Cotton Valley Sand and Haynesville Shale drilling locations. During 2012, Sabine O&G established its initial position in South Texas in the Eagle Ford Shale formation through two farm-out agreements with a major operator, establishing a footprint in the basin at an attractive upfront cost. Subsequently, Sabine O&G completed three additional transactions and grassroots leasing in the Eagle Ford Shale. Sabine O&G’s North Texas position was acquired from a privately-held company in December 2012 and is concentrated in the Granite Wash formation. In 2014, Sabine O&G purchased additional working interests in certain of its operated Granite Wash properties.

Other Recent Events

Arkoma Basin Disposition

On December 15, 2014, prior to the completion of the Combination, Old Forest closed on an agreement to sell its natural gas properties located in the Arkoma Basin for after-tax cash proceeds of approximately $185 million. The sale had an economic effective date of October 1, 2014. The properties produced 22 MMcfe/d (100% natural gas) during the third quarter of 2014, had estimated proved reserves of 159 Bcfe (100% natural gas) as of December 31, 2013, and generated approximately $23 million of lease-level income during the prior twelve months ended September 30, 2014 (when NYMEX Henry Hub pricing averaged $4,27 per Mcf).

Combination-Related Financing Agreements and Amendments

In connection with the completion of the Combination and related transactions, including the merger of Sabine O&G with and into Sabine (which was then known as “Forest Oil Corporation”), Old Forest and Sabine O&G entered into a series of amendments with respect to certain of each company’s historical debt agreements. As a result of these agreements and amendments, Sabine is a party to an amended and restated credit agreement with terms described below, the prior revolving credit agreements of Old Forest and Sabine O&G were refinanced with proceeds therefrom, Sabine borrowed an incremental $50 million pursuant to an amendment to Sabine O&G’s term loan agreement and the remaining long-term debt of Old Forest and Sabine O&G remained in place as obligations of Sabine.

New Revolving Credit Agreement

On December 16, 2014, Sabine amended and restated the Amended and Restated First Lien Credit Agreement, dated as of April 28, 2009, maturing on April 7, 2016, by and among Sabine O&G, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties party thereto with the Second Amended and Restated Credit Agreement (the “New Revolving Credit Agreement”). The New Revolving Credit Agreement provides for a $2 billion revolving credit facility, with an initial borrowing base of $1 billion. The New Revolving Credit Agreement includes a sub-limit permitting up to $100 million of letters of credit.

The borrowing base is subject to redeterminations by the lenders semi-annually, each April 1 and October 1, beginning April 1, 2015 or such later time as Sabine may agree upon request of the administrative agent, or as the majority lenders may agree upon the request of Sabine. Sabine and, after the first scheduled redetermination, the lenders may each request two unscheduled borrowing base redeterminations during any 12-month period. The borrowing base under the New Revolving Credit Agreement could increase or decrease in connection with a redetermination with increases being subject to the approval of all lenders and decreases (and redeterminations maintaining the borrowing base) being subject to the approval of two-thirds of the lenders as measured by exposure. The borrowing base is also subject to reduction as a result of certain issuances of additional debt, certain asset sales, cancellation of certain hedging positions or lack of sufficient title information. A reduction of the borrowing base would require us to repay outstanding exposure under the New Revolving Credit Agreement in excess of the new borrowing base.

On December 16, 2014, Sabine borrowed $750.8 million under the New Revolving Credit Agreement, which was used to, among other things, to refinance borrowings under the prior revolving credit agreements of Old Forest and Sabine O&G and to fund costs and expenses in connection with the transactions.

Loans under the New Revolving Credit Agreement bear interest at our option at either:

•	the sum of (1) the Alternate Base Rate, which is defined as the highest of (a) Wells Fargo Bank, National Association’s prime rate; (b) the federal funds effective rate plus 0.50%; or (c) the Eurodollar Rate (as defined in the New Revolving Credit Agreement) for a one-month interest period plus 1% and (2) a margin varying from 0.50% to 1.50% depending on our most recent borrowing base utilization percentage; or

•	the Eurodollar Rate plus a margin varying from 1.50% to 2.50% depending on our most recent borrowing base utilization percentage.

The unused portion of the New Revolving Credit Agreement is subject to a commitment fee ranging from 0.375% to 0.50% per annum depending on our most recent borrowing base utilization percentage.

The New Revolving Credit Agreement also provides for certain representations and warranties, events of default, affirmative covenants and negative covenants customary for transactions of this type, including a financial maintenance covenant in the form of a first lien secured leverage ratio not to exceed 3.0 to 1.0. The New Revolving Credit Agreement provides that that all obligations thereunder as well as certain swap and cash management obligations will, subject to certain terms and exceptions, be jointly and severally guaranteed by the guarantors described therein.

The New Revolving Credit Agreement provides that all such obligations and the guarantees will be secured by a lien on at least 80% of the PV-9 of the borrowing base properties evaluated in the most recent reserve report delivered to the administrative agent and a pledge of all of the capital stock of Forest’s restricted subsidiaries, subject to certain customary grace periods and exceptions. The New Revolving Credit Agreement matures on the earlier of (1) the date that is the fifth anniversary of the closing date and (2) the date that is 91 days prior to the maturity date of the Second Lien Credit Agreement (as defined below), if it is in existence at such time, and is subject to terms of the Intercreditor Agreement.

Second Lien Credit Agreement Amendment

In connection with the consummation of the Combination, on December 16, 2014, Sabine O&G, entered into Amendment No. 2 to the Credit Agreement (the “Second Amendment”), among Sabine O&G, Bank of America, N.A., as administrative Agent and the incremental term lenders party thereto.

The Second Amendment amends the Second Lien Credit Agreement, dated as of December 14, 2012 (as amended by Amendment No. 1 to the Credit Agreement, dated as of January 23, 2013, and the Second Amendment, the “Second Lien Credit Agreement”) among Sabine O&G, Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties thereto to provide for $50,000,000 of incremental term loans (the “Incremental Term Loans”). The Incremental Term Loans are fungible with the existing $650,000,000 of second lien loans under the Second Lien Credit Agreement, including with respect to interest and, in the case of eurodollar borrowings, they bear interest at the Adjusted Eurodollar Rate (as defined in the Second Lien Credit Agreement) plus 7.50%, with an interest rate floor of 1.25%, and, in the case of alternate base rate borrowings, they bear interest at the Alternate Base Rate (as defined in the Second Lien Credit Agreement) plus 6.50%, with an interest rate floor of 2.25%.

Second Lien Credit Agreement Assumption Agreement

In connection with the consummation of the Combination, Sabine entered into the Assumption Agreement, dated as of December 16, 2014 (the “Assumption Agreement”). Pursuant to the Assumption Agreement, Sabine has unconditionally assumed all of the obligations of the “Borrower” under the Second Lien Credit Agreement.

Legacy Forest Supplemental Indentures

In connection with the consummation of the Combination, Sabine entered into that certain (a) First Supplemental Indenture (the “2019 Legacy Forest Supplemental Indenture”) to the 2019 Legacy Forest Indenture, by and among Forest, Sabine East Texas Basin LLC, Sabine Oil & Gas Finance Corporation, Sabine Williston Basin LLC, Sabine Bear Paw Basin LLC, Redrock Drilling, LLC, Sabine South Texas LLC, Giant Gas Gathering LLC, Sabine Mid-Continent Gathering LLC, Sabine South Texas Gathering LLC and Sabine Mid-Continent LLC (collectively, the “New Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the 2019 Legacy Forest Notes and (b) First Supplemental Indenture (the “2020 Legacy Forest Supplemental Indenture” and, together with the 2019 Legacy Forest Supplemental Indenture, the “Legacy Forest Supplemental Indentures”) to the 2020 Legacy Forest Indenture, by and among Sabine, the New Guarantors and the Trustee, relating to the 2020 Legacy Forest Notes. Pursuant to the Forest Supplemental Indentures, the New Guarantors have unconditionally guaranteed all of Sabine’s obligations under the Legacy Forest Indentures providing for the issuance of the Legacy Forest Notes.

Legacy Sabine O&G Supplemental Indentures

In connection with the consummation of the merger, Sabine entered into the Fifth Supplemental Indenture, dated as of December 16, 2014 (the “Sabine Supplemental Indenture”), among Sabine Oil & Gas Corporation (f/k/a Forest Oil Corporation) (the “Successor Issuer”), Sabine Oil & Gas LLC (f/k/a NFR Energy LLC) (the “Original Issuer”), Sabine Oil & Gas Finance Corporation (f/k/a NFR Energy Finance Corporation) (together with the Original Issuer, the “Original Issuers”) and The Bank of New York Mellon Trust Company, N.A, as trustee.

Pursuant to the Legacy Sabine O&G Supplemental Indenture, the Successor Issuer has unconditionally assumed all of the obligations of the Original Issuer under the Legacy Sabine O&G Indenture providing for the issuance of the Legacy Sabine O&G Notes. On February 12, 2010, the Original Issuers co-issued $200.0 million of the Legacy Sabine O&G Notes at 98.73% and on April 14, 2010, the Original Issuers issued an additional $150.0 million of the Legacy Sabine O&G Notes at 98.75%.

Source of Revenues

The Company derives substantially all of its revenue from the sale of oil, NGLs and natural gas that are produced from the Company’s interests in properties located onshore in the United States. Oil and natural gas prices are inherently volatile and are influenced by many factors outside of the Company’s control. To achieve more predictable cash flows and to reduce exposure to downward price fluctuations, Sabine uses derivative instruments to hedge future sales prices on a significant portion of oil and natural gas production. Sabine currently uses a combination of fixed price oil and natural gas swaps and options for which the Company receives a fixed price (via either swap price, floor of collar or put price) for future production in exchange for a payment of the variable market price received at the time future production is sold. See “—Commodity Hedging Activities” below for more information regarding the Company’s economic hedge positions.

Principal Components of Cost Structure

Lease operating, workover, marketing, gathering, transportation and other. These are costs incurred to produce oil and natural gas and deliver the volumes to the market, together with the costs incurred to maintain producing properties, such as maintenance and repairs. These costs, which have both a fixed and variable component, are primarily a function of volume of oil and natural gas produced from currently producing wells and incrementally from new production from drilling and completion activities.

Production and ad valorem taxes. Production taxes are paid on produced oil and natural gas primarily based on the wellhead value of production. The applicable rates vary across the areas in which the Company operates. As the proportion of production changes from area to area, production tax rates will vary depending on the quantities produced from each area and the applicable production tax rates then in effect. Ad valorem taxes are typically computed on the basis of a property valuation as determined by certain state and local taxing authorities and will vary annually based on commodity price fluctuations.

General and administrative. This cost includes all overhead associated with the Company’s business activities. Included costs are: payroll and benefits for corporate staff, costs of maintaining the Company’s headquarters, audit, tax, legal and other professional and consulting fees, insurance and other costs necessary in the management of the Company’s production and development operations.

As a full cost method of accounting company, Sabine capitalizes general and administrative expenses that are directly attributable to oil and natural gas activities. The Company capitalized $7.5 million and $4.7 million for the nine months ended September 30, 2014 and 2013, respectively.

Depletion, depreciation and amortization. This primarily includes the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas. As a full cost company, Sabine capitalizes all costs associated with acquisition, development and related efforts and depletes these costs using the units-of-production method.

Impairments. Sabine evaluates the impairment of proved oil and natural gas properties on a full cost basis. Property impairment charges result from application of the ceiling test under the full cost accounting rules, which the Company is required to calculate on a quarterly basis. The ceiling test requires that a non-cash impairment charge be taken to reduce the carrying value of oil and natural gas properties if the carrying value exceeds a defined cost-center ceiling. Because current commodity prices, and related calculations of the discounted present value of reserves, are significant factors in the full cost ceiling test, impairment charges may result from declines in oil, NGLs and natural gas prices. For the three and nine months ended September 30, 2014 and 2013, Sabine recorded no non-cash impairment charge as a result of full cost ceiling limitation. The Company could have a reduction in asset carrying value for oil and natural gas properties if the average of the unweighted first day of the month oil and natural gas prices for the prior twelve month periods declines. Sabine also assesses the Company’s unproved oil and natural gas properties for impairment by comparing the unproved properties carrying value to their fair value and recording reclassifications to the full cost pool as necessary.

The Company evaluates gas gathering and processing equipment for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In the second quarter of 2014, the Company recorded impairment charges for gas gathering and processing equipment of $1.7 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions. No impairment charge for gas gathering and processing equipment was recorded in the nine months ended September 30, 2013.

Interest. During the periods presented, Sabine has historically financed a portion of the Company’s working capital requirements and acquisitions with borrowings under Sabine’s senior secured revolving credit facility and second lien term loan agreement. As a result, the Company incurred interest expense that was affected by the level of drilling, completion and acquisition activities, as well as fluctuations in interest rates and the Company’s financing decisions. Sabine also incurred interest expense on the Legacy Sabine O&G Notes. As described under “—Other Recent Events—Combination-Related Financing Agreements and Amendments,” in connection with the Combination, for periods following the Combination, Sabine will continue to be exposed to interest rates that may be effected by the level of drilling, completion and acquisition activities through borrowings under the New Revolving Credit Agreement and the Second Lien Credit Agreement, and expects to incur interest expense on the Legacy Sabine O&G Notes as well as incremental interest expense on the Legacy Forest Notes. The Company will likely continue to incur significant interest expense as it continues to grow. To date, the Company has not entered into any interest rate hedging arrangements to mitigate the effects of interest rate changes. Additionally, Sabine capitalized $5.0 million and $10.1 million for the nine months ended September 30, 2014 and 2013, respectively.

Results of Operations

Items Affecting Comparability of Our Financial Results

Our historical financial results discussed below may not be comparable to our future financial results, for the following reasons:

•	Prior to December 16, 2014, our financial results only included the assets, liabilities and operations of Sabine O&G, our predecessor. Beginning on December 16, 2014, our financial results also consolidate assets, liabilities and operations of the legacy business of Old Forest prior to the Combination.

•	In connection with the Combination, we entered into the amended and restated New Revolving Credit Agreement and the Second Lien Credit Agreement, as described under “—Other Recent Events—Combination-Related Financing Agreements and Amendments.”

•	We have incurred and expect to incur material transaction costs associated with the Combination that are not reflected in the historical results of operations.

•	Our predecessor, Sabine O&G, was a private limited liability company that did not historically incur certain incremental expenses associated with being a public company or U.S. federal income tax expense.

•	Our predecessor’s acquisition and divestiture history during the periods presented, described in more detail under “Business and Properties—Sabine O&G Properties—Sabine O&G’s Acquisition History.”

For additional information regarding the historical financial statements and results of operations of Old Forest as well as the pro forma impact of the Combination on the results of operations of Sabine, please see the historical financial statements of Old Forest and the pro forma financial information included elsewhere in this Current Report on Form 8-K.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

The following table sets forth selected operating data for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

	For the Nine Months Ended September 30,
	2014	2013	Amount of Increase (Decrease)	Percent Change
	(in thousands)
	(As Restated)
Revenues
Oil, natural gas liquids and natural gas	$355,401	$244,886	$110,515	45%
Other	1,145	627	518	83%

Total revenues	356,546	245,513	111,033	45%

Operating expenses
Lease operating	34,662	30,650	4,012	13%
Workover	2,361	1,078	1,283	119%
Marketing, gathering, transportation and other	17,091	12,507	4,584	37%
Production and ad valorem taxes	15,579	12,564	3,015	24%
General and administrative	20,584	18,812	1,772	9%
Depletion, depreciation and amortization	142,995	94,179	48,816	52%
Accretion	668	655	13	2%
Impairments	1,659	6	1,653	*
Other operating expenses (income)	7,999	(25)	8,024	*

Total operating expenses	243,598	170,426	73,172	43%

Other income (expenses)
Interest, net of capitalized interest	(80,383)	(73,625)	6,758	9%
Gain (loss) on derivative instruments	(1,611)	7,777	9,388	*
Other income	27	23	(4)	*

Total other income (expenses)	(81,967)	(65,825)	16,142	*

Net income	$30,981	$9,262	$21,719	*
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	80,383	73,625
Depletion, depreciation and amortization	142,995	94,179
Impairments	1,659	6
Other	8,410	1
Amortization of deferred rent	(72)	(222)
Accretion	668	655
Loss (gain) on derivative instruments	(6,033)	27,063
Option premium amortization	(9,774)	(859)

Adjusted EBITDA(1)	$249,217	$203,710

*	Not meaningful or applicable.
(1)	Adjusted EBITDA is a non-GAAP financial measure.

	For the Nine Months Ended September 30,
	2014	2013		Amount of Increase (Decrease)	Percent Change
Oil, NGL and natural gas sales by product (in thousands):
Oil	$139,251	$90,404		$48,847	54%
NGL	50,608	38,987		11,621	30%
Natural gas	165,542	115,495	(3)	50,047	43%

Total	$355,401	$244,886	(3)	$110,515	45%

Production data:
Oil (MBbl)	1,497.01	937.02		559.99	60%
NGL (MBbl)	1,581.34	1,214.54		366.80	30%
Natural gas (Bcf)(1)	36.29	31.45		4.84	15%
Combined (Bcfe)(2)	54.76	44.36		10.40	23%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$93.02	$96.48		(3.46)	(4)%
NGL (per Bbl)	$32.00	$32.10		(0.10)	(0)%
Natural gas (per Mcf)(1)	$4.56	$3.67	(3)	0.89	24%
Combined (per Mcfe)(2)	$6.49	$5.52	(3)	0.97	18%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$87.50	$92.37		(4.87)	(5)%
NGL (per Bbl)	$32.00	$32.10		(0.10)	(0)%
Natural gas (per Mcf)(1)	$4.35	$4.88	(3)	(0.53)	(11)%
Combined (per Mcfe)(2)	$6.17	$6.29	(3)	(0.12)	(2)%
Average costs (per Mcfe)(1):
Lease operating	$0.63	$0.69		(0.06)	(9)%
Workover	$0.04	$0.02		0.02	100%
Marketing, gathering, transportation and other	$0.31	$0.28	(3)	0.03	11%
Production and ad valorem taxes	$0.28	$0.28		—	0%
General and administrative	$0.38	$0.42		(0.04)	(10)%
Depletion, depreciation and amortization	$2.61	$2.12	(3)	0.49	23%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of cash settlements on commodity derivative transactions. The Company’s calculation of such effects includes gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2.

Oil, natural gas liquids and natural gas sales. Revenues from production of oil, natural gas liquids and natural gas increased from $244.9 million in the first nine months of 2013 to $355.4 million in the first nine months of 2014, an increase of 45%. This increase of $110.5 million was primarily the result of an increase in oil, natural gas liquids and natural gas revenues of $48.8 million, $11.6 million and $50.0 million, respectively, due to an increase in production in South Texas through an active and successful development program in this region as well as an increase in realized price for natural gas of 24%. These increases were partially offset by the December 2013 sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area and a decrease in the realized price of oil 4%.

The following table sets forth additional information concerning production volumes for the nine months ended September 30, 2014 and 2013:

	For the Nine Months Ended September 30,
	2014	2013	Percent Change
	(in Bcfe)
South Texas	16.87	4.47	277%
East Texas	32.41	30.68	6%
North Texas	5.48	9.21	(40)%

Total	54.76	44.36	23%

Lease operating expenses. Lease operating expenses increased from $30.7 million in the first nine months of 2013 to $34.7 million in the first nine months of 2014, an increase of 13%. The increase in lease operating expense of $4.0 million is primarily due to an increase in producing properties as a result of development activities in South Texas partially offset by the December 2013 sale of the Company’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Lease operating expenses decreased from $0.69 per Mcfe in the first nine months of 2013 to $0.63 per Mcfe in the first nine months of 2014. The decrease of $0.06 per Mcfe in the first nine months of 2014 versus the first nine months of 2013 is primarily due to higher production volumes associated with increased completion activity in the last 12 months and the sale of interests in higher costs areas. The following table displays the lease operating expense by area for the nine months ended September 30, 2014 and 2013:

	For the Nine Months Ended
	September 30, 2014	Per Mcfe	September 30, 2013	Per Mcfe
	(in thousands, except per Mcfe data)
South Texas	$5,430	$0.32	$1,175	$0.26
East Texas	27,185	0.84	25,322	0.83
North Texas	2,047	0.37	4,160	0.45
Other	—	—	(7)	—

Total	$34,662	$0.63	$30,650	$0.69

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses increased from $12.5 million in the first nine months of 2013 to $17.1 million in the first nine months of 2014. Marketing, gathering, transportation and other expenses increased from $0.28 per Mcfe in the first nine months of 2013 to $0.31 per Mcfe in the first nine months of 2014. The increase of $0.03 per Mcfe in the first nine months of 2014 versus the first nine months of 2013 is primarily due to increasing gas volumes associated with the Company’s South Texas development activities as well as gas volumes associated with the Company’s Haynesville development activities in East Texas, which were subject to higher fees due to lack of pipeline infrastructure, partially offset by decreases due to increasing oil volumes associated with the Company’s development activities in North Texas and South Texas regions which are not subject to gathering and transportation charges.

Production and ad valorem taxes. Production and ad valorem taxes increased from $12.6 million in the first nine months of 2013 to $15.6 million in the first nine months of 2014, an increase of 24%. Production and ad valorem taxes remained consistent on a per unit basis at $0.28 per Mcfe in the first nine months of 2014 and 2013. Offsetting changes on a per unit basis include increases primarily due to increased production in the South Texas region which is incurring higher production taxes on oil, natural gas liquids and natural gas production, and decreases due to a slight decrease in North Texas production due to the December 2013 sale of the Company’s interests in certain oil and natural gas properties in the Texas

Panhandle and surrounding Oklahoma area. The Company expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 4% and 5% for the first nine months of 2014 and 2013, respectively.

General and administrative. General and administrative expenses increased from $18.8 million in the first nine months of 2013 to $20.6 million in the first nine months of 2014, an increase of $1.8 million, or 9%, primarily as a result of higher overhead associated with the Company’s growing business. General and administrative expenses decreased from $0.42 per Mcfe in the first nine months of 2013 to $0.38 per Mcfe in the first nine months of 2014 due to increased production without a proportionate increase in general and administrative expenses.

Depletion, depreciation and amortization. DD&A increased from $94.2 million in the first nine months of 2013 to $143.0 million in the first nine months of 2014, an increase of $48.8 million. Depletion, depreciation, and amortization increased from $2.12 per Mcfe in the first nine months of 2013 to $2.61 per Mcfe in the first nine months of 2014, or an increase of 23%. Increase in the DD&A rate per Mcfe is driven by reductions to proved reserves due to the sale of certain oil and natural gas properties in North Texas during the fourth quarter of 2013 as well as an increase in the amortization base as a result of development activities without a proportionate increase in reserve volumes.

Impairments. In June 2014, the Company recorded impairment charges for gas gathering and processing equipment of $1.7 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions. No impairment charge for gas gathering and processing equipment was recorded in the nine months ended September 30, 2013.

Other operating expenses. Other operating expenses in the first nine months of 2014 relate primarily to the write-off of previously deferred public offering costs of $2.0 million related to offerings which were aborted prior to the Company’s decision to commence the merger described in Note 1 and $8.0 million of transaction costs related to the Combination, partially offset by the gain on sale of other assets of $1.5 million.

Interest. Interest expense increased from $73.6 million in the first nine months of 2013 to $80.4 million in the first nine months of 2014, an increase of $6.8 million, or 9%, primarily as a result of increased borrowings on the Legacy Sabine O&G Credit Facility and lower capitalized interest. Sabine capitalized $5.0 million and $10.1 million of interest expense for the nine months ended September 30, 2014 and 2013, respectively. Capitalized interest has decreased due to reclassification of unproved oil and natural gas properties, with capitalized interest associated with higher rate debt, into the full cost pool as a result of development activities or impairments due to lease expirations and abandonments.

Gain (loss) on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in the Company’s results of operations. During the nine months ended September 30, 2014 and 2013, the Company recognized a net loss on derivative instruments of $1.6 million and a net gain on derivative instruments of $7.8 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth selected operating data for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	For the Year Ended December 31,
	2013	2012	Amount of Increase (Decrease)	Percent Change
	(in thousands)
	(as restated)
Revenues
Oil, natural gas and NGLs	$354,223	$177,422	$176,801	100%
Other	755	24	731	*

Total revenues	354,978	177,446	177,532	100%

Operating expenses
Lease operating	42,491	41,011	1,480	4%
Workover	2,160	2,638	(478)	(18)%
Marketing, gathering, transportation and other	17,567	17,491	76	*
Production and ad valorem taxes	17,824	4,400	13,424	305%
General and administrative	27,469	21,434	6,035	28%
Depletion, depreciation and amortization	137,068	91,353	45,715	50%
Accretion	952	862	90	10%
Impairments	1,125	664,438	(663,313)	*

Total operating expenses	246,656	843,627	(596,971)	(71)%

Other income (expenses)
Interest, net of capitalized interest	(99,471)	(49,387)	50,084	101%
Gain on derivative instruments	814	29,267	28,453	*
Other income (expenses)	912	(498)	(1,410)	*

Total other expenses	(97,745)	(20,618)	77,127	374%

Net income (loss), including noncontrolling interests	10,577	(686,799)	697,376	*
Less: Net loss applicable to noncontrolling interests	—	17	(17)	(100)%

Net income (loss) applicable to controlling interests	$10,577	$(686,782)	$697,359	*
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	99,471	49,387
Depletion, depreciation and amortization	137,068	91,353
Impairments	1,125	664,438
Other	1,739	599
Amortization of deferred rent	(249)	(532)
Accretion	952	862
Loss on derivative instruments	46,545	75,734
Option premium amortization	(1,171)	(56)
Net income applicable to noncontrolling interests	—	(17)

Adjusted EBITDA(1)	$296,057	$194,986

*	Not meaningful or applicable
(1)	Adjusted EBITDA is a non-GAAP financial measure.

	For the Year Ended December 31,
	2013	2012		Amount of Increase (Decrease)	Percent Change
Oil, natural gas and NGL sales by product (in thousands):
Oil	$132,513	$30,343		$102,170	337%
NGL	59,772	36,957		22,815	62%
Natural gas	161,938	110,122	(3)	51,816	47%

Total	$354,223	$177,422	(3)	$176,801	100%
Production data:
Oil (MBbl)	1,403.62	317.07		1,086.55	343%
NGL (MBbl)	1,842.47	931.26		911.21	98%
Natural gas (Bcf)	44.29	41.12		3.17	8%
Combined (Bcfe)(1)	63.77	48.61		15.16	31%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$94.41	$95.70		$(1.29)	(1)%
NGL (per Bbl)	$32.44	$39.68		$(7.24)	(18)%
Natural gas (per Mcf)	$3.66	$2.68	(3)	$0.98	37%
Combined (per Mcfe)(1)	$5.55	$3.65	(3)	$1.90	52%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$90.59	$95.79		$(5.20)	(5)%
NGL (per Bbl)	$32.44	$39.68		$(7.24)	(18)%
Natural gas (per Mcf)	$4.82	$5.23	(3)	$(0.41)	(8)%
Combined (per Mcfe)(1)	$6.28	$5.81	(3)	$0.47	8%
Average costs (per Mcfe)(1):
Lease operating	$0.67	$0.84		$(0.17)	(20)%
Workover	$0.03	$0.05		$(0.02)	(40)%
Marketing, gathering, transportation and other	$0.28	$0.36	(3)	$(0.08)	(22)%
Production and ad valorem taxes	$0.28	$0.09		$0.19	211%
General and administrative	$0.43	$0.44		$(0.01)	(2)%
Depletion, depreciation and amortization	$2.15	$1.88	(3)	$0.27	14%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.

(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s cash settlements on commodity derivative transactions. Sabine’s calculation of such effects includes gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements.

Oil, natural gas and NGLs sales. Revenues from production of oil and natural gas increased from $177.4 million in 2012 to $354.2 million in 2013, an increase of 100%. This increase of $176.8 million was primarily the result of an increase in liquids revenues of $124.9 million due to an increase in liquids production subsequent to Sabine’s North Texas and South Texas acquisitions and Sabine’s active and successful development program in these regions contributing approximately $140.1 million, partially offset by decreased liquids pricing of approximately $15.2 million. Additionally, natural gas revenues increased approximately $51.8 million, or 47%, due to an increase in realized natural gas price by 37% contributing approximately $43.4 million, and increased natural gas production contributing approximately $8.5 million due to acquisitions in North Texas and South Texas and the successful development programs in these regions, partially offset by lower East Texas volumes and the sale of the Rockies assets.

The following table sets forth additional information concerning Sabine’s production volumes for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	For the Year Ended December 31,
	2013	2012	Percent Change
	(in Bcfe)
East Texas	42.05	45.83	(8)%
South Texas	9.89	0.38	2503%
North Texas	11.83	0.54	2091%
Rockies (through August 31, 2012)	—	1.86	(100)%

Total	63.77	48.61	31%

Lease operating expenses. Lease operating expenses increased from $41.0 million in 2012 to $42.5 million in 2013, an increase of 4%. The increase in lease operating expense of $1.5 million is primarily due to Sabine’s December 2012 acquired properties. Lease operating expenses decreased from $0.84 per Mcfe in 2012 to $0.67 per Mcfe in 2013. The decrease of $0.17 per Mcfe is primarily due to the commencement of lower cost production in South Texas and North Texas following Sabine’s December 2012 acquisitions in these areas as well as a lower realized cost on Sabine’s higher volume East Texas 2013 completions. The following table displays the lease operating expense by area for years ended December 31, 2013 and 2012:

	For the Years Ended December 31,
	2013	Per Mcfe	2012	Per Mcfe
	(in thousands, except per Mcfe data)
East Texas	$34,100	$0.81	$37,991	$0.83
South Texas	2,266	0.23	246	0.65
North Texas	6,086	0.51	186	0.35
Rockies (through August 31, 2012)	(11)	—	2,588	1.39
Giant(1)	50	—	—	—

Total	$42,491	$0.67	$41,011	$0.84

(1)	Giant Gas Gathering LLC, acquired in December 2012, owns and operates gas gathering and processing equipment servicing certain wells in North Texas.

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses increased from $17.5 million in 2012 to $17.6 million in 2013. Marketing, gathering, transportation and other expense decreased on a per unit basis from $0.36 per Mcfe in 2012 to $0.28 per Mcfe in 2013. The per unit basis decrease is primarily associated with Sabine’s North Texas and South Texas regions resulting from Sabine’s 2012 acquisitions and current year development activities, as well as a reduction in fees on a per unit of production basis attributable to volumes from Sabine’s 2013 completions in East Texas and the sale of the Rockies assets.

Production and ad valorem taxes. Production and ad valorem taxes increased from $4.4 million in 2012 to $17.8 million in 2013, an increase of 305%. Production and ad valorem taxes increased on a per unit basis from $0.09 per Mcfe in 2012 to $0.28 per Mcfe in 2013. The increase is primarily related to increased production in Sabine’s North Texas and South Texas regions which are incurring higher production taxes on oil and NGLs production and not earning tax credits attributed to high cost gas exemptions for Sabine’s wells in 2013 compared to 2012. Sabine also expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 5% and 3% for 2013 and 2012, respectively.

General and administrative expenses. General and administrative expenses increased from $21.4 million in 2012 to $27.5 million in 2013, an increase of $6.0 million, or 28%, primarily as a result of increased legal and consulting fees related to various current year projects contributing approximately $5.0 million and higher overhead associated with Sabine’s growing business contributing approximately $1.0 million. General and administrative expenses decreased from $0.44 per Mcfe in 2012 to $0.43 per Mcfe in 2013.

Depletion, depreciation and amortization (DD&A). DD&A increased from $91.4 million in 2012 to $137.1 million in 2013, an increase of $45.7 million, or 50%. Depletion, depreciation, and amortization increased from $1.88 per Mcfe in 2012 to $2.15 per Mcfe in 2013, or an increase of 14%. Increase in the DD&A rate is primarily the result of Sabine’s December 2012 acquisitions and increased production.

Impairments. In 2012, there were non-cash impairment charges related to oil and natural gas properties of $641.8 million, impairment charges for gas gathering and processing equipment of $21.4 million and impairment charges for other assets of $1.2 million. In 2013, there were impairment charges for other assets of $1.1 million. There were no impairments related to oil and natural gas properties recognized in 2013 as a result of favorable average unweighted first day of the month pricing for the year ended December 31, 2012 of $2.76 per MMbtu as compared to $3.67 per MMbtu for the year ended December 31, 2013, as well as favorable performance from Sabine’s 2013 development activities.

Interest expense. Interest expense increased from $49.4 million in the year ended December 31, 2012 to $99.5 million in the year ended December 31, 2013, an increase of $50.1 million, or 101%, primarily as a result of the Term Loan Facility. Additionally, Sabine capitalized $13.0 million and $4.3 million of interest expense for the years ended December 31, 2013 and 2012, respectively.

Gain on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in Sabine’s results of operations. During the years ended December 31, 2013 and 2012, Sabine recognized net gains on derivative instruments of $0.8 million and $29.3 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

This Management’s Discussion and Analysis has been revised for the effects of the restatement (refer to Note 2 of Sabine’s consolidated financial statements). The following table sets forth selected operating data for the year ended December 31, 2012 compared to the year ended December 31, 2011:

	For the Year Ended December 31,
	2012	2011	Amount of Increase (Decrease)	Percent Change
		(in thousands)
	(as restated)	(as restated)
Revenues
Oil, NGLs and natural gas	$177,422	$201,421	$(23,999)	(12)%
Other	24	131	(107)	*

Total revenues	177,446	201,552	(24,106)	(12)%

Operating expenses
Lease operating	41,011	27,113	13,898	51%
Workover	2,638	2,903	(265)	(9)%
Marketing, gathering, transportation and other	17,491	16,149	1,342	8%
Production and ad valorem taxes	4,400	7,775	(3,375)	(43)%
General and administrative	21,434	23,546	(2,112)	(9)%
Depletion, depreciation and amortization	91,353	75,424	15,929	21%
Gain on bargain purchase	—	(99,548)	99,548	*
Accretion	862	628	234	37%
Impairments	664,438	4,192	660,246	*

Total operating expenses	843,627	58,182	785,445	1350%

Other income (expenses)
Interest, net of capitalized interest	(49,387)	(39,632)	9,755	25%
Gain on derivative instruments	29,267	71,834	42,567	*
Other expenses	(498)	(389)	109	(28)%

Total other income (expenses)	(20,618)	31,813	52,431	(165)%

Net income (loss), including noncontrolling interests	(686,799)	175,183	(861,982)	*
Less: Net (income) loss applicable to noncontrolling interests	17	(117)	134	(115)%

Net income (loss) applicable to controlling interests	$(686,782)	$175,066	$(861,848)	*

Revenues
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	$49,387	$39,632
Depletion, depreciation and amortization	91,353	75,424
Impairments	664,438	4,192
Gain on bargain purchase	—	(99,548)
Other	599	439
Amortization of deferred rent	(532)	(406)
Accretion	862	628
(Gain) loss on derivative instruments	75,734	(1,272)
Option premium amortization	(56)	—
Net (income) loss applicable to noncontrolling interests	(17)	117

Adjusted EBITDA(1)	$194,986	$194,272

*	Not meaningful or applicable.
(1)	Adjusted EBITDA is a non-GAAP financial measure.

	For the Year Ended December 31,
	2012		2011		Amount of Increase (Decrease)	Percent Change
Oil, NGL and natural gas sales by product (in thousands):
Oil	$30,343		$15,462		$14,881	96%
NGL	36,957		36,272		685	2%
Natural gas	110,122	(3)	149,687	(3)	(39,565)	(26)%

Total	$177,422	(3)	$201,421	(3)	$(23,999)	(12)%
Production data:
Oil (MBbl)	317.07		170.52		146.55	86%
NGL (MBbl)	931.26		704.44		226.82	32%
Natural gas (Bcf)	41.12		38.94		2.18	6%
Combined (Bcfe)(1)	48.61		44.20		4.41	10%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$95.70		$90.68		$5.02	6%
NGL (per Bbl)	$39.68		$51.49		$(11.81)	(23)%
Natural gas (per Mcf)(1)	$2.68	(3)	$3.84	(3)	$(1.16)	(30)%
Combined (per Mcfe)(2)	$3.65	(3)	$4.56	(3)	$(0.91)	(20)%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$95.79		$90.68		$5.11	6%
NGL (per Bbl)	$39.68		$51.49		$(11.81)	(23)%
Natural gas (per Mcf)(1)	$5.23	(3)	$5.66	(3)	$(0.43)	(8)%
Combined (per Mcfe)(2)	$5.81	(3)	$6.16	(3)	$(0.35)	(6)%
Average costs (per Mcfe)(1):
Lease operating	$0.84		$0.61		$0.23	38%
Workover	$0.05		$0.07		$(0.02)	(29)%
Marketing, gathering, transportation and other	$0.36	(3)	$0.37	(3)	$(0.01)	(3)%
Production and ad valorem taxes	$0.09		$0.18		$(0.09)	(50)%
General and administrative	$0.44		$0.53		$(0.09)	(17)%
Depletion, depreciation and amortization	$1.88	(3)	$1.71	(3)	$0.17	10%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.

(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s realized commodity hedging transactions. Sabine’s calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements.

Oil, NGLs and natural gas sales. Revenues from production of oil and natural gas decreased from $201.4 million in 2011 to $177.4 million in 2012, a decrease of 12%. This decrease of $24.0 million was a result of a decrease in average prices per Mcfe of 20% totaling approximately $44.2 million offset by an increase in production due to acquisitions and drilling success contributing approximately $20.2 million.

The following table sets forth additional information concerning Sabine’s production volumes for the years ended December 31, 2012 and 2011:

	For the Year Ended December 31,
	2012	2011	Percent Change
	(in Bcfe)
East Texas	45.83	39.97	15%
South Texas	0.38	—	100%
North Texas	0.54	—	100%
Rockies (through August 31, 2012)	1.86	4.23	(56)%

Total	48.61	44.20	10%

Lease operating expenses. Lease operating expenses increased from $27.1 million in 2011 to $41.0 million in 2012, an increase of 51%. The increase in lease operating expense is due to an increase in production associated with Sabine’s two recent producing property acquisitions in East Texas. Lease operating expenses increased from $0.61 per Mcfe in 2011 to $0.84 per Mcfe in 2012 primarily due to an increase in production volumes associated with vertical wells acquired in the second half of 2011 with higher operating costs. The following table displays the lease operating expense by area for the years ended December 31, 2012 and 2011:

	For the Years Ended
	December 31, 2012	Per Mcfe	December 31, 2011	Per Mcfe
	(in thousands, except per Mcfe data)
East Texas	$37,991	$0.83	$21,953	$0.55
South Texas	246	0.65	—	—
North Texas	186	0.35	—	—
Rockies (through August 31, 2012)	2,588	1.39	5,160	1.22

Total	$41,011	$0.84	$27,113	$0.61

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses increased from $16.1 million in 2011 to $17.5 million in 2012, an increase of 8%. The increase is due to an increase in production volumes by 10%. Marketing, gathering, transportation and other expense decreased on a per unit basis from $0.37 per Mcfe in 2011 to $0.36 per Mcfe in 2012.

Production and ad valorem taxes. Total production and ad valorem taxes decreased from $7.8 million in 2011 to $4.4 million in 2012, a decrease of 43%, primarily as a result of the timing of the approval of high cost gas tax exemptions that are currently received on all of Sabine’s horizontal gas wells. Sabine expects continued variability with production taxes as a result of timing of approval for the aforementioned exemptions. Production taxes as a percentage of oil and natural gas revenues before the effects of hedging were 3.9% for 2011 and 2.5% for 2012.

General and administrative expenses. General and administrative expenses decreased from $23.5 million in 2011 to $21.4 million in 2012, a decrease of $2.1 million, or 9%, primarily as a result of lower due diligence and other acquisition costs in 2012. General and administrative expenses decreased from $0.53 per Mcfe in 2011 to $0.44 per Mcfe in 2012 primarily as a result of an increase in production volumes without a proportionate increase in general and administrative expenses.

Depletion, depreciation and amortization (DD&A). DD&A increased from $75.4 million in 2011 to $91.4 million in 2012, an increase of $15.9 million, or 21%, as a result of the impact of increased production. Depletion, depreciation, and amortization increased from $1.71 per Mcfe in 2011 to $1.88 per Mcfe in 2012 due to a higher depletion and amortization base resulting from acquired assets and capital expenditures.

Gain on bargain purchase. In 2011, Sabine recognized a gain related to the acquisition of certain oil and natural gas properties for the fair value of assets acquired in excess of the adjusted purchase price of $99.5 million.

Impairments. In 2011, there were non-cash impairment charges for gas gathering and processing equipment of $2.8 million and impairments related to the write-down of carrying value of certain sizes of casing inventory of $1.4 million. In 2012, there were non-cash impairment charges related to oil and natural gas properties of $641.8 million, impairment charges for gas gathering and processing equipment of $21.4 million and impairments related to the write-down of carrying value of certain sizes of casing inventory of $1.2 million. The average unweighted first day of the month pricing for the 12 months ended December 31, 2012 was $2.76 per MMbtu versus $4.12 per MMbtu at December 31, 2011.

Interest expense. Interest expense increased from $39.6 million in 2011 to $49.4 million in 2012, an increase of $9.8 million, or 25%, primarily as a result of higher average borrowings for the period under Sabine’s Legacy Sabine O&G Credit Facility and entrance into the Term Loan Facility in December 2012. Additionally, Sabine capitalized $4.3 million and $5.9 million of interest expense for the years ended December 31, 2012 and 2011, respectively.

Gain on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in Sabine’s results of operations. During the years ended December 31, 2012 and 2011, Sabine recognized net gains on derivative instruments of $29.3 million and $71.8 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Capital Resources and Liquidity

Overview

Sabine believes that operating cash flows and available borrowings under the New Revolving Credit Agreement, as amended as described under “—Other Recent Events—Combination-Related Financing Agreements and Amendments,” are sufficient to meet cash requirements, including normal operating needs, debt service obligations, capital expenditures, and commitments and contingencies for the next 12 months. Should Sabine fund a significant portion of its capital expenditures with borrowing on its New Revolving Credit Agreement, the cost of such financing would increase interest costs and could limit cash flows available for normal operating needs. However, to the extent that Sabine considers market conditions favorable, the Company may access the capital markets to raise capital from time to time, including additional senior debt, to fund acquisitions, pay down the New Revolving Credit Agreement and for general working capital purposes.

Sabine’s primary sources of liquidity have historically been equity contributions to its predecessor, borrowings under the Legacy Sabine O&G Credit Facility, net cash provided by operating activities, net proceeds from the issuance of the Legacy Sabine O&G Notes and proceeds from the Term Loan Facility. The Company’s primary use of capital has been the acquisition and development of oil and natural gas properties. As Sabine pursues reserve and production growth, the Company continually monitors the capital resources, including equity and debt financings, available to the Company to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Sabine’s future success in growing proved reserves and production will be highly dependent on the capital resources available to the Company. As of September 30, 2014, the estimated capital costs of developing proved undeveloped reserves are approximately $870 million, over a period of approximately five years which Sabine expects to fund utilizing a combination of operating cash flows and borrowings under its Legacy Sabine O&G Credit Facility. Sabine management has not yet completed reserve estimates for the combined company as of December 31, 2014. Depending on the timing and concentration of the development of the non-proved locations, Sabine would be required to generate or raise significant capital to develop all of the Company’s potential drilling locations should the Company elect to do so.

Combined contributions for an equity interest in the Company totaled over $1.5 billion from inception through September 30, 2014 to fund acquisitions of oil and natural gas properties.

As of September 30, 2014, Sabine’s borrowing base under the Legacy Sabine O&G Credit Facility was $700 million, the outstanding amount totaled $574 million and the Company had the ability to borrow approximately $126 million under the Legacy Sabine O&G Credit Facility. Subsequent to the period ended September 30, 2014, in connection with the Combination, as more fully described under “Other Recent Events—Combination-Related Financing Agreements and Amendments,” the Company entered into the New Revolving Credit Agreement which provides for a $2 billion revolving credit facility, with an initial borrowing base of $1 billion. The New Revolving Credit Agreement includes a sub-limit permitting up to $100 million of letters of credit. The Company expects that it will be in compliance with the financial covenants contained in the New Revolving Credit Agreement as of December 31, 2014.

In addition to the Legacy Sabine O&G Credit Facility, the Company entered into the Term Loan Facility on December 14, 2012 with a maturity date of April 7, 2018. On January, 23, 2013, the syndication was completed with an additional funding of $150 million of proceeds, bringing the outstanding balance to $650 million. Proceeds from the Term Loan Facility were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Legacy Sabine O&G Credit Facility in the first quarter of 2013. Subsequent to September 30, 2014, Sabine entered into the Second Amendment to the Second Lien Credit Agreement governing the Term Loan Facility to provide for $50 million of the Incremental Term Loans.

Finally, in connection with the Combination, Sabine assumed the liabilities of Old Forest, including certain existing Legacy Forest Notes totaling $800 million in principal amount which remain outstanding as obligations of Sabine following the Combination.

As of January 15, 2015, the total outstanding principal amount of our long-term indebtedness was $2,415 million, consisting of indebtedness under the New Revolving Credit Facility, the Legacy Sabine O&G Notes, the Legacy Forest Notes, and the Term Loan Facility, and approximately $406 million would have been available for additional borrowings under the New Revolving Credit Facility after giving effect to $29 million of outstanding letters of credit and the borrowing base as of January 15, 2015. Please see “—Other Recent Events—Combination-Related Financing Agreements and Amendments” for additional information regarding the financing agreements and amendments entered into in connection with the Combination, and the pro forma financial information included elsewhere in this Current Report on Form 8-K for additional information regarding the pro forma impact of the Combination on the liabilities and financing costs of Sabine.

Working Capital

Sabine’s working capital balance fluctuates as a result of timing and amount of borrowings or repayments under the Company’s credit arrangements, changes in the fair value of the Company’s outstanding commodity derivative instruments, the timing of receiving reimbursement of amounts paid by Sabine for the benefit of joint venture partners as well as changes in revenue receivables as a result price and volume fluctuations. If the Company’s capital investment levels exceed the Company’s estimate of cash flows from operations, Sabine will use available capacity under the Company’s credit arrangements.

For the nine months ended September 30, 2014, Sabine had an increase in working capital of $19.6 million compared to a decrease of $118.2 million for the nine months ended December 31, 2013. The increase in working capital is primarily due to an increase of $11.3 million in the Company’s net current asset derivative position and the settlement of derivative contracts during 2014, as well as a decrease in current liabilities of $11.5 million related to accrued capital and operating expenditures. In addition, working capital fluctuates due to the timing of the receivable collections, development activities, payments made by Sabine to vendors, and the timing and amount of advances from the Company’s joint operations.

Cash Flow Provided by Operating Activities

Cash flows from operations are Sabine’s primary source of capital and liquidity and are primarily affected by the sale of oil, natural gas liquids and natural gas, as well as commodity prices, net of effects of derivative contract settlements and changes in working capital. Net cash provided by operating activities was $128.2 million and $149.8 million for the nine months ended September 30, 2014 and 2013, respectively. The decrease in cash flows from operations for the nine months ended September 30, 2014 compared to 2013 was primarily the result of an increase in cash paid for hedging settlements, transaction costs related to the Combination and an increase in cash paid for interest due to increased borrowings on the Legacy Sabine O&G Credit Facility, partially offset by an increase of 23% in production volumes and an increase of 18% in realized pricing before the effect of hedges. The increase in production volumes was attributable to the successful drilling program in South Texas and North Texas, offset by the sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area and decreases due to higher expenditures as a result of an increased rig count and development program.

Sabine’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for oil and natural gas production. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors influence market conditions for these products. These factors are beyond the Company’s control and are difficult to predict.

Cash Flow Used in Investing Activities

During the nine months ended September 30, 2014 and 2013, cash flows used in investing activities were $458.1 million and $237.5 million, respectively, primarily related to capital expenditures for drilling, development and acquisition costs.

Our predecessor’s full year 2014 capital expenditures are estimated total approximately $528 million for drilling and completion activities and approximately $54 million for leasing and other activities, and management has not yet finalized a capital budget for Sabine in 2015. The amount, timing and allocation of capital expenditures is largely discretionary and within Sabine’s control. If oil and natural gas prices decline to levels below the Company’s acceptable levels or costs increase to levels above the Company’s acceptable levels, the Company could choose to defer a significant portion of budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that Sabine believes have the highest expected returns and potential to generate near-term cash flow. Sabine routinely monitors and adjusts the Company’s capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the Company’s control. Such historical adjustments to Sabine’s capital expenditures have not resulted in an unfavorable liquidity position. However, a significant reduction in its capital program could result in a decline in Sabine’s oil and natural gas reserves and production and cash flows, as well as a decline in its borrowing base under its Legacy Sabine O&G Credit Facility and limit its ability to obtain needed capital or financing.

During the nine months ended September 30, 2014, Sabine collected approximately $15 million in cash proceeds for asset sales.

As of September 30, 2014, Sabine has spent approximately $483 million of the 2014 capital budget, of which approximately $413 million was spent on drilling and completion activities, approximately $38 million on working interest acquisitions and approximately $47 million on leasing and other activities, which is offset by amounts recognized on the sale of assets of approximately $15 million.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities of $323.8 million during the nine months ended September 30, 2014 was primarily the result of net borrowings under the Legacy Sabine O&G Credit Facility of $324.0 million. During the nine months ended September 30, 2013, net cash provided by financing activities totaled $97.8 million, which was primarily the result of borrowings under the Term Loan Facility of $153.5 million offset by the net repayments under the Legacy Sabine O&G Credit Facility of $40.0 million and debt issuance costs of $5.7 million. Net borrowings were greater in the first nine months of 2014 as a result of increased development activities.

Subsequent to the period ended September 30, 2014, the Company amended and restated the Amended and Restated First Lien Credit Agreement as described under “—Other Recent Events—Combination-Related Financing Agreements and Amendments.” The New Revolving Credit Agreement did, and as amended continues to, contain certain covenants, including restrictions on additional indebtedness and dividends.

Senior Secured Revolving Credit Facility. During the period ended September 30, 2014, Sabine O&G had the Legacy Sabine O&G Credit Facility. As of September 30, 2014, the borrowing base under the Legacy Sabine O&G Credit Facility was $700 million, the outstanding amount totaled $574 million and Sabine O&G was able to incur approximately $126 million of secured indebtedness under the Legacy Sabine O&G Credit Facility. Subsequent to the period ended September 30, 2014, in connection with the Combination, as more fully described under “—Other Recent Events—Combination-Related Financing Agreements and Amendments,” Sabine entered into the New Revolving Credit Agreement and borrowed $750.8 million under the New Revolving Credit Agreement, which was used, among other things, to refinance borrowings under the prior revolving credit agreements of Old Forest and Sabine O&G and to fund costs and expenses in connection with the transactions. The New Revolving Credit Agreement provides for a $2 billion revolving credit facility, with an initial borrowing base of $1 billion. The New Revolving Credit Agreement includes a sub-limit permitting up to $100 million of letters of credit. Please see “—Other Recent Events—Combination-Related Financing Agreements and Amendments—New Revolving Credit Agreement” for additional information.

As of September 30, 2014 and December 31, 2013, borrowings outstanding under the Legacy Sabine O&G Credit Facility totaled $574 million and $250 million, respectively, and had a weighted average interest rate of 2.3% and 2.4% for the nine and 12 month periods ended, respectively.

Term Loan Agreement. Sabine O&G entered into the $500 million Second Lien Credit Agreement on December 14, 2012 with a maturity date of April 7, 2018. On January 23, 2013, the syndication was completed with an additional funding of $150 million, bringing the outstanding balance to $650 million as of September 30, 2014. Proceeds from the Term Loan Facility were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Legacy Sabine O&G Credit Facility in the first quarter of 2013. Interest is accrued on Eurodollar loans at a rate per annum equal to the Eurodollar rate, with a Eurodollar floor of 1.25%, plus an applicable margin of 750 basis points. Subsequent to September 30, 2014, Sabine entered into the Second Amendment to the Second Lien Credit Agreement governing the Term Loan Facility to provide for the $50 million Incremental Term Loans.

Commodity Hedging Activities

Sabine’s primary market risk exposure is in the prices the Company receives for oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot regional market prices applicable to the Company’s U.S. natural gas production. Pricing for oil and natural gas production has been volatile and unpredictable for several years, and the Company expects this volatility to continue in the future. The prices Sabine receives for production depends on many factors outside of the Company’s control, including volatility in the differences between product prices at sales points and the applicable index price.

To mitigate the potential negative impact on cash flow caused by changes in oil and natural gas prices, Sabine has entered into financial commodity derivative contracts in the form of fixed price oil and natural gas swap agreements, three-way collars utilizing purchased and written option contracts, sold swaption contracts and fixed price swaps with sub floors in order to receive fixed prices or set price floors for a portion of the Company’s future oil and natural gas production when management believes that favorable future prices can be secured. Sabine typically hedges the NYMEX Henry Hub price for natural gas and the NYMEX West Texas Intermediate (“WTI”) price for crude oil.

Sabine’s hedging activities are intended to support oil and natural gas prices at targeted levels and to manage exposure to oil and natural gas price fluctuations. Under the terms of Sabine’s fixed price swap agreements, the counterparty is required to make a payment to the Company for the difference between the fixed price specified in the contract and the settlement price, which is based on market prices on the settlement date, if the settlement price is below the fixed price. Sabine is required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the fixed price is below the settlement price. Additionally, the Company sets pricing floors for certain production by executing combinations of option agreements including written calls, purchased puts and written puts to create three-way collars. Three-way collar contracts combine a short put (the lower price), a long put (the middle price) and a short call (the higher price) to provide a higher ceiling price as compared to a regular collar and limit downside risk to the market price plus the difference between the middle price and the lower price if market price drops below the lower price. For these contracts, if the applicable monthly price indices settle outside the range of the floor, sub floor and ceiling prices set by the various options, Sabine and the counterparty to the option contracts would be required to settle the difference. Swaps with sub floor consist of a standard swap contract plus a put option sold with a strike below the associated fixed swap. This structure enables the Company to increase the fixed price swap with the value received through the sale of the put. If the settlement price for any settlement period falls equal to the or below the put strike, then Sabine will only receive the difference between the swap price and the put strike price. If the settlement price is greater than the put strike, the result is the same as it would have been with a standard swap only. Additionally, Sabine has sold a swaption agreement allowing the counterparty the option to execute a fixed price swap agreement at a contracted price on contracted volumes before an expiration date. Sabine’s sold swaption contract expires at December 31, 2015.

At December 31, 2014, Sabine had in place oil and natural gas swaps and purchased and written oil and natural gas options covering portions of anticipated production through December 2016. The New Revolving Credit Facility allows the Company to hedge up to 100% of current production for 24 months, 75% of current production for months 25 to 36 and 50% of current production for months 37 to 60.

All derivative instruments are recorded at fair market value and are included in the Condensed Consolidated Balance Sheets as assets or liabilities. All fair values are adjusted for non-performance risk

Sabine expects continued volatility in the fair value of the Company’s derivative instruments. Cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. As of December 31, 2014, Sabine had economically hedged a portion of oil and natural gas production through December 2015 as follows:

	Natural Gas		Oil
	MMbtu/d	Average price	Bbl/Day	Average price
Year ending December 31, 2015	222,932	$4.18	6,045	$89.95

Additionally, the Company has purchased and sold certain options on oil and natural gas; using these contracts in combination with oil and natural gas swap agreements to further mitigate pricing risk associated with anticipated production. The Company received a premium on certain sold options, which was used to execute natural gas swap contracts above market. The details of the Company’s hedge positions and options sold are as follows:

Natural Gas
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2015	Collar	5,450,000	$—	$3.25	$4.23	$4.63
2015	Swap	54,020,000	$4.15	$—	$—	$—
2015	Swap with sub floor	21,900,000	$4.25	$3.70	$—	$—

Oil
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2015	Swap	2,206,350	$90.02	$—	$—	$—
2015	Swap with sub floor	339,450	$89.50	$73.47	$—	$—
2016	Swaption	365,000	98.00

By removing price volatility from a portion of expected oil and natural gas production through December 2015, Sabine has partially mitigated the potential effects of changing prices on operating cash flow for those periods. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits the Company would receive from increases in commodity prices.

By using derivative instruments to hedge exposures to changes in commodity prices, Sabine exposes the Company to the credit risk of counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe Sabine, which creates credit risk. To minimize the credit risk in derivative instruments, it is Sabine’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. The creditworthiness of the Company’s counterparties is subject to periodic review. Sabine has derivative instruments in place with seven different counterparties. As of September 30, 2014, contracts with Huntington, Natixis, Bank of America Merrill Lynch, Barclays, JPMorgan Chase & Company, Comerica, Citibank and Wells Fargo accounted for 26%, 25%, 16%, 13%, 10%, 4%, 3% and 3%, respectively, of the net fair market value of Sabine O&G’s derivative assets. The Company also has contracts with Old Forest counterparties including Barclays, BP, Citi, Credit Suisse, the Toronto Dominion Bank, and Wells Fargo; however, Sabine has not completed the assessment of fair market values for the combined contracts as of December 31, 2014. Sabine believes all of these institutions currently are acceptable credit risks. Sabine is not required to provide credit support or collateral to any of the Company’s counterparties under current contracts, nor are they required to provide credit support to Sabine. As of December 31, 2014, Sabine did not have any past due receivables from counterparties.

Contractual obligations. A summary of Sabine O&G’s contractual obligations as of September 30, 2014 is provided in the following table:

	Payments due by period For the Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
	(in millions)
Legacy Sabine O&G Credit Facility(1)	$—	$—	$574.0	$—	$—	$—	$574.0
Term Loan Facility(1)	—	—	—	—	650.0	—	650.0
Legacy Sabine O&G Notes(2)	—	34.1	34.1	366.8	—	—	435.0
Drilling rig commitments(3)	2.4	20.7	21.6	12.6	—	—	57.3
Office and equipment leases	0.9	2.8	0.9	—	—	—	4.6
Gathering agreements(4)	—	6.8	7.6	7.5	4.4	13.3	39.6
Other	0.3	0.6	0.1	—	—	—	1.0

Total	$3.6	$65.0	$638.3	$386.9	$654.4	$13.3	$1,761.5

(1)	Includes outstanding principal amounts at September 30, 2014. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and Sabine O&G cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.
(2)	Includes interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15.
(3)	At September 30, 2014, Sabine O&G had one drilling rig under contract which expires in 2016 and two drilling rigs under contracts which expire in 2017. Any rig performing work for Sabine O&G is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that Sabine O&G is committed to pay. However, Sabine O&G will record in the financials its proportionate share based on its working interest.
(4)	Gas and condensate gathering agreements for the transportation and processing of natural gas and condensate covering certain properties in South Texas with contractually obligated annual minimum volume commitments of gas and condensate to deliver by September 22, 2024. Under the terms of the agreements, Sabine O&G is required to make annual deficiency payments for any shortfalls in delivering the minimum volumes under these commitments beginning in the third quarter.

Critical Accounting Policies, Estimates, Judgments, and Assumptions

Full Cost Method of Accounting

We use the full cost method to account for our oil and natural gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized and accumulated into a cost center (the amortization base), whether or not the activities to which they apply are successful. This includes any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs associated with production and general corporate activities, which are expensed in the period incurred. The capitalized costs of our oil and natural gas properties, plus an estimate of our future development and abandonment costs, are amortized on a unit-of-production method based on our estimate of reserves. Unevaluated costs are excluded from the full cost pool and are periodically considered for impairment. Upon evaluation or impairment, these costs are transferred to the full cost pool and amortized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is calculated and recognized. The application of the full cost method generally results in higher capitalized costs and higher depletion rates compared to its alternative, the successful efforts method.

Oil and Gas Reserves Estimates

Our estimates of proved reserves are based on the quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. The accuracy of any reserves estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production and property taxes, development costs, and workover costs, all of which may in fact vary considerably from actual results. In addition, as oil, natural gas, and NGL prices that we are required to use pursuant to SEC regulations change from period-to-period, the estimate of proved reserves will also change and the change can be significant. Despite the inherent uncertainty in these engineering estimates, our reserves are used throughout our financial statements. For example, since we use the units-of- production method to amortize our oil and natural gas properties, the quantity of reserves could significantly impact our DD&A expense. Our oil and natural gas properties are also subject to a ceiling test limitation based in part on the quantity of our proved reserves. Finally, these reserves are the basis for our supplemental oil and gas disclosures.

Reference should be made to “Estimated Proved Reserves Associated with Sabine O&G Properties” under “Business and Properties.”

Revenue Recognition

The Company records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. The Company uses the entitlement method that requires revenue recognition for the Company’s net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of the Company’s net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances.

Goodwill

Goodwill is tested for impairment on an annual basis as of October 1 of each year.

The testing of goodwill for impairment is done via a two-step process. The first step of the process compares the fair value of the country-wide cost center with its carrying amount including goodwill. The fair value of the country-wide cost center will be determined by using a discounted cash flows model which relies primarily on Sabine’s reserve data which include significant assumptions, judgments and estimates, as well as a calculated weighted average cost of capital (“WACC”), derived through analysis of the capital structures of selected peer companies and relevant statistical market data. When the fair value derived exceeds the carrying amount, no impairment is present and the test is concluded.

When the carrying amount exceeds the fair value derived, the second step of the impairment test is performed to compare the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit as if the unit had been acquired in a business combination. The excess of fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Impairment is recognized for the amount of carrying value in excess of implied fair value, limited to the total carrying value of goodwill.

Factors, such as significant decreases in commodity prices and unfavorable changes in the significant assumptions, judgments and estimates used to estimate reserves could result in a goodwill impairment charge. A goodwill impairment charge would have no effect on Sabine’s liquidity or capital resources. However, it would adversely affect Sabine’s results of operations in that period.

Due to the significant judgments that go into the goodwill impairment test, as discussed above, there can be no assurance that our goodwill will not be impaired at any time in the future.

Fair Value of Derivative Instruments

We use the income approach in determining the fair value of our derivative instruments, utilizing present value techniques for valuing our swaps and option-pricing models for valuing our collars, swaptions, and puts. Inputs to these valuation techniques include published forward prices, volatilities, and credit risk considerations, including the incorporation of published interest rates and credit spreads. The values we report in our financial statements change as these estimates are revised to reflect changes in market conditions or other factors, many of which are beyond our control.

While not designated for hedge accounting, all of our market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading. All of our derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

Valuation of Deferred Tax Assets

We use the asset and liability method of accounting for income taxes. Under this method, income tax assets and liabilities are determined based on differences between the financial statement carrying values of assets and liabilities and their respective income tax bases (temporary differences). Income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on income tax assets and liabilities is included in earnings in the period in which the change is enacted. The book value of income tax assets is limited to the amount of the tax benefit that is more likely than not to be realized in the future.

In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making this assessment, we consider the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies, and projected future taxable income. If the ultimate realization of deferred tax assets is dependent upon future book income, assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both negative and positive, as to whether it is more likely than not that a deferred tax asset will be realized.

Asset Retirement Obligations

Forest has obligations to remove tangible equipment and restore locations at the end of the oil and natural gas production operations. Estimating the future restoration and removal costs, or asset retirement obligations (“ARO”), requires us to make estimates and judgments, because most of the obligations are many years in the future, and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs periodically change, as do regulatory, political, environmental, safety, and public relations considerations.

Inherent in the calculation of the present value of our ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Increases in the discounted ARO liability resulting from the passage of time are reflected as accretion expense.

Off-Balance Sheet Arrangements

From time to time, we enter into off-balance sheet arrangements and other transactions that can give rise to off-balance sheet obligations. As of December 31, 2013, the off-balance sheet arrangements and other transactions that we have entered into include (i) undrawn letters of credit, (ii) operating lease agreements, (iii) drilling commitments, and (iv) other contractual obligations for which we have recorded estimated liabilities on the balance sheet, but the ultimate settlement amounts are not fixed and determinable, such as derivative contracts, pension and other postretirement benefit obligations, and asset retirement obligations. We do not believe that any of these arrangements are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Surety Bonds

In the ordinary course of our business and operations, we are required to post surety bonds from time to time with third parties, including governmental agencies. In addition, while we appeal the arbitration award in Forest Oil Corp., et al. v. El Rucio Land & Cattle Co., et al. (see “Business and Properties—Legal Proceedings”), we are required to post a supersedeas bond in the amount of $25 million. As of February 19, 2014, we had obtained this supersedeas bond and were subsequently required by the surety to obtain a letter of credit in the surety’s favor in the amount of $25 million. We also have posted surety bonds from a number of insurance and bonding institutions covering certain of our current and former operations in the United States in the aggregate amount of approximately $35 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

Sabine Oil & Gas LLC

Houston, Texas

We have audited the accompanying consolidated balance sheets of Sabine Oil & Gas LLC and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, member’s capital, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sabine Oil & Gas LLC and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying 2012 consolidated financial statements have been restated to correct errors.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of Sabine Oil & Gas LLC

In our opinion, the accompanying consolidated statements of operations, of member’s capital and of cash flows for the year ended December 31, 2011 present fairly, in all material respects, the results of operations and cash flows of Sabine Oil & Gas LLC (formerly known as NFR Energy LLC) for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the 2011 financial statements have been restated to correct an error. Our opinion is not modified with regard to this matter.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
	(in thousands)
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$11,821	$6,193
Accounts receivable, net	71,384	33,190
Prepaid expenses and other current assets	2,910	3,618
Derivative instruments	7,806	54,855
Other short term assets	—	515

Total current assets	93,921	98,371

Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	3,204,317	2,825,430
Unproved	208,823	332,898
Gas gathering and processing equipment	19,577	15,564
Office furniture and fixtures	11,167	9,262

	3,443,884	3,183,154
Accumulated depletion, depreciation and amortization	(2,063,842)	(1,926,944)

Total property, plant and equipment, net	1,380,042	1,256,210

Other assets:
Derivative instruments	4,332	1,651
Deferred financing costs, net	26,502	29,827
Goodwill	173,547	173,547
Other long term assets	375	953

Total other assets	204,756	205,978

Total assets	$1,678,719	$1,560,559

Liabilities and member’s capital
Current liabilities:
Accounts payable—trade	$16,148	$3,074
Royalties payable	33,964	8,814
Accrued interest payable	23,891	15,523
Accrued exploration and development	75,819	23,281
Accrued operating expenses and other	47,602	31,102
Derivative instruments	11,625	3,875
Other short term liabilities	278	251

Total current liabilities	209,327	85,920

Long term liabilities:
Credit facility	250,000	405,000
Term loan	645,272	490,127
Senior notes	348,040	347,411
Asset retirement obligation	13,798	13,580
Derivative instruments	11,272	18,017
Other long term liabilities	—	71

Total long term liabilities	1,268,382	1,274,206

Commitments and contingencies
Member’s capital
Member’s capital	1,523,008	1,533,008
Accumulated deficit	(1,321,998)	(1,332,575)

Total member’s capital	201,010	200,433

Total liabilities and member’s capital	$1,678,719	$1,560,559

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421
Other	755	24	131

Total revenues	354,978	177,446	201,552

Operating expenses
Lease operating	42,491	41,011	27,113
Workover	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
General and administrative	27,469	21,434	23,546
Depletion, depreciation and amortization	137,068	91,353	75,424
Gain on bargain purchase	—	—	(99,548)
Accretion	952	862	628
Impairments	1,125	664,438	4,192

Total operating expenses	246,656	843,627	58,182

Other income (expenses)
Interest expense, net of capitalized interest	(99,471)	(49,387)	(39,632)
Gain on derivative instruments	814	29,267	71,834
Other income (expenses)	912	(498)	(389)

Total other income (expenses)	(97,745)	(20,618)	31,813

Net income (loss) including noncontrolling interests	10,577	(686,799)	175,183
Less: Net income (loss) applicable to noncontrolling interests	—	17	(117)

Net income (loss) applicable to controlling interests	$10,577	$(686,782)	$175,066

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statement of Member’s Capital

For the Years ended December 31, 2013, 2012 and 2011

(in thousands)

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2010—(as restated)	1,067	$1,065,183	$(150)	$(820,859)	$3,035	$247,209

Member’s contributions	203	203,000	—	—	—	203,000
Amounts receivable from member	—	—	109	—	—	109
Distributions—noncontrolling interests	—	—	—	—	(888)	(888)
Distributions to member for state tax withholding	—	(485)	—	—	—	(485)
Net income applicable to controlling interests	—	—	—	175,066	—	175,066
Net income applicable to noncontrolling interests	—	—	—	—	117	117

Balance as of December 31, 2011—(as restated)	1,270	$1,267,698	$(41)	$(645,793)	$2,264	$624,128

Member’s contributions	88	87,467	—	—	—	87,467
In-kind contributions	178	178,000	—	—	—	178,000
Amounts receivable from member	—	—	41	—	—	41
Distributions—noncontrolling interests	—	—	—	—	(175)	(175)
Distributions to member for state tax withholding	—	(157)	—	—	—	(157)
Sale of noncontrolling interests	—	—	—	—	(2,072)	(2,072)
Net loss applicable to controlling interests	—	—	—	(686,782)	—	(686,782)
Net loss applicable to noncontrolling interests	—	—	—	—	(17)	(17)

Balance as of December 31, 2012—(as restated)	1,536	$1,533,008	$—	$(1,332,575)	$—	$200,433

Distributions to member	—	(10,000)	—	—	—	(10,000)
Net income	—	—	—	10,577	—	10,577

Balance as of December 31, 2013	1,536	$1,523,008	$—	$(1,321,998)	$—	$201,010

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Cash Flows

For the Years ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$10,577	$(686,799)	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	137,068	91,353	75,424
Impairments	1,125	664,438	4,192
Loss on sale of asset	—	651	600
Accretion expense	952	862	628
Accrued interest expense	10,328	2,372	1,458
Amortization of deferred rent	(249)	(532)	(38)
Amortization of deferred financing costs	9,587	4,020	2,817
(Gain) loss on derivative instruments	46,545	75,735	(1,272)
Amortization of option premiums	(1,171)	(56)	—
Amortization of prepaid expenses	4,787	2,546	2,482
Gain on bargain purchase	—	—	(99,548)
Non cash distribution to member	—	(157)	(485)
Working capital and other changes:
Increase in accounts receivable	(38,195)	(8,431)	(8,855)
Increase in other assets	(7,248)	(5,811)	(6,713)
Increase in accounts payable, royalties payable and accrued liabilities	43,092	3,975	13,159

Net cash provided by operating activities	217,198	144,166	159,032

Cash flows from investing activities:
Oil and gas property additions	(360,080)	(170,970)	(292,648)
Oil and gas property acquisitions	—	(559,066)	(385,218)
Cash received from insurance proceeds	604	12,680	—
Gas processing equipment additions	(4,014)	(5,409)	(3,810)
Other asset additions	(2,075)	(384)	(2,952)
Cash received from sale of assets	171,756	35,764	3,706

Net cash used in investing activities	(193,809)	(687,385)	(680,922)

Cash flows from financing activities:
Borrowings under senior secured revolving credit facility	193,000	123,000	584,500
Borrowings under second lien term loan	153,500	490,000	—
Debt repayments for the senior secured revolving credit facility	(348,000)	(136,000)	(260,500)
Deferred financing costs	(6,261)	(19,227)	(4,462)
Member’s contributions	—	87,508	203,109
Distributions—noncontrolling interests	—	(175)	(888)
Distributions to member	(10,000)	—	—

Net cash provided by (used in) financing activities	(17,761)	545,106	521,759

Net increase (decrease) in cash and cash equivalents	5,628	1,887	(131)
Cash and cash equivalents, beginning of period	6,193	4,306	4,437

Cash and cash equivalents, end of period	$11,821	$6,193	$4,306

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Effective December 19, 2012, NFR Energy LLC was renamed Sabine Oil & Gas LLC (“Sabine” or “the Company”). Sabine was established as a Delaware limited liability company in late 2006 to invest in oil and natural gas exploration opportunities within the onshore U.S. market. Sabine is wholly owned by Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Holdings II” or “Member”), which is wholly owned by Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Holdings”). Sabine’s sole membership interest is owned by Holdings. Currently, affiliates of First Reserve Corporation (“First Reserve”), own approximately 99.76% of the common equity interests of Holdings and the remaining interests are owned by certain members of Sabine’s management and board of representatives.

Sabine operates in the exploration and production segment of the energy industry and is pursuing development and exploration projects in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs, and acquisitions, in both conventional and unconventional resources. Sabine is a holding company which conducts its operations through its subsidiaries, which own the operating assets of Sabine.

2.	Significant Accounting Policies

Basis of Presentation

Sabine presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include Sabine and its subsidiaries. All intercompany transactions have been eliminated.

Restatement of Previously Issued Financial Statements

Sabine is restating its financial statements for the years ended December 31, 2012 and 2011 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). Sabine determined that the documentation it had prepared to support its initial hedge designations for effectiveness in connection with Sabine’s oil and natural gas hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, Sabine was not permitted to utilize hedge accounting treatment in the preparation of its financial statements.

Under ASC 815, the fair value of hedge contracts is recognized in Sabine’s Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income,” and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that is not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Gain (loss) on derivatives” within revenues on the Consolidated Statements of Operations. Under the cash flow hedge accounting treatment used by Sabine, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Gain on derivative instruments” within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. Sabine previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of revenues, and has reclassified gains of $107.4 million in 2012 and $72.5 million in 2011 to “Gain on derivative instruments” within Other income (expenses) as a result of eliminating hedge accounting. In addition, Sabine reclassified $67.8 million of losses and $25.1 million of gains in 2012 and 2011, respectively, from “Accumulated other comprehensive income” to “Gain on derivative instruments” within Other income (expenses). Because the derivatives did not qualify for hedge accounting, the inclusion of hedge value for designated contracts in the full cost ceiling calculation at all balance sheet dates when the ceiling test was performed was not appropriate. Thus, Sabine’s full cost ceiling calculations were revised and resulted in restatements to increase impairment expense recognized in earlier periods and reductions to Sabine’s ceiling test impairment expense of $62.0 million and $25.7 million in 2012 and 2011, respectively, as well as requiring restatements to decrease depletion expense by $4.5 million and $6.8 million in 2012 and 2011, respectively.

Additionally, Sabine is restating its financial statements for the year ended December 31, 2012 with respect to reversing the $14.5 million bargain purchase gain recognized for its December 17, 2012 acquisition of certain oil and natural gas properties in South Texas. Sabine reduced the fair value allocated to the oil and gas properties acquired to reflect the consideration paid which was a reflection of market participants and similar transactions in the same period. The impact of this restatement was considered regarding the full cost ceiling calculation at December 31, 2012 for adjustment to impairment expense of $14.3 million and depletion expense of $0.2 million. Factors that gave rise to bargain purchase gains in 2011 were not present in 2012.

Certain other reclassifications have been made to prior periods. These reclassifications include the correction of pricing differentials of $3.7 million and $3.6 million in 2012 and 2011, respectively, which were previously reported as “Marketing, gathering, transportation and other” costs and are currently reported as “Oil, natural gas liquids and natural gas” revenues as a reflection of realized pricing, as well a $9.9 million reclassification of loss from “Loss on sale of assets” to “Impairments” in 2012. These reclassifications also include a $5.1 million correction of the classification of Sabine’s option premiums previously reported as “Other short term liabilities” and “Other long term liabilities” and currently reported as short term and long term derivatives assets in accordance with netting requirements. These reclassifications have no impact on previously reported net income and management believes they are immaterial to previously reported financial information.

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Balance Sheet:

	December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Assets
Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	$2,839,900	$(14,470)	$2,825,430
Accumulated depletion, depreciation and amortization	(1,851,998)	(74,946)	(1,926,944)
Other assets:
Derivative instruments	6,731	(5,080)	1,651

Total assets	$1,655,055	$(94,496)	$1,560,559

Liabilities and member’s capital
Long term liabilities:
Other long term liabilities	$5,151	$(5,080)	$71
Member’s capital:
Accumulated deficit	(1,306,203)	(26,372)	(1,332,575)
Accumulated other comprehensive income	63,044	(63,044)	—

Total liabilities and member’s capital	$1,655,055	$(94,496)	$1,560,559

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statements of Operations:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$181,098	$(3,676)	$177,422
Gain on derivative instruments	107,374	(107,374)	—

Total revenues	288,496	(111,050)	177,446

Operating expenses
Marketing, gathering, transportation and other	21,167	(3,676)	17,491
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Gain on bargain purchase	(14,470)	14,470	—
Impairments	730,916	(66,478)	664,438
Loss on sale of assets	9,880	(9,880)	—

Total operating expenses	913,934	(70,307)	843,627

Other income (expenses)
Gain (loss) on derivative instruments	(10,312)	39,579	29,267

Total other income (expenses)	(60,197)	39,579	(20,618)

Net loss including noncontrolling interests	(685,635)	(1,164)	(686,799)

Net loss applicable to controlling interests	$(685,618)	$(1,164)	$(686,782)

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$204,989	$(3,568)	$201,421
Gain on derivative instruments	72,517	(72,517)	—

Total revenues	277,637	(76,085)	201,552

Operating expenses
Marketing, gathering, transportation and other	19,717	(3,568)	16,149
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192

Total operating expenses	94,233	(36,051)	58,182

Other income (expenses)
Gain (loss) on derivative instruments	(25,799)	97,633	71,834

Total other income (expenses)	(65,820)	97,633	31,813

Net income including noncontrolling interests	117,584	57,599	175,183

Net income applicable to controlling interests	$117,467	$57,599	$175,066

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statement of Member’s Capital:

Sabine Oil and Gas LLC

Consolidated Statement of Member’s Capital

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2010—(as reported)	1,067	$1,065,183	$(150)	$(738,052)	$105,722	$3,035	$435,738
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(82,807)	—	—	(82,807)
Unrealized loss on derivative contracts	—	—	—	—	(105,722)	—	(105,722)
Total

Balance as of December 31, 2010—(as restated)	1,067	$1,065,183	$(150)	$(820,859)	$—	$3,035	$247,209

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2011—(as reported)	1,270	$1,267,698	$(41)	$(620,585)	$130,837	$2,264	$780,173
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(25,208)	—	—	(25,208)
Unrealized loss on derivative contracts	—	—	—	—	(130,837)	—	(130,837)
Total

Balance as of December 31, 2011—(as restated)	1,270	$1,267,698	$(41)	$(645,793)	$—	$2,264	$624,128

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2012—(as reported)	1,536	$1,533,008	$—	$(1,306,203)	$63,044	$—	$289,849
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(26,372)	—	—	(26,372)
Unrealized loss on derivative contracts	—	—	—	—	(63,044)	—	(63,044)
Total

Balance as of December 31, 2012—(as restated)	1,536	$1,533,008	$—	$(1,332,575)	$—	$—	$200,433

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statements of Cash Flows:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(685,635)	$(1,164)	$(686,799)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Impairments	730,916	(66,478)	664,438
Loss on sale of asset	10,531	(9,880)	651
Loss on derivative instruments	7,940	67,795	75,735
Gain on bargain purchase	(14,470)	14,470	—

Net cash provided by operating activities	$144,166	$—	$144,166

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)
Cash flows from operating activities:
Net income, including noncontrolling interest	$117,584	$57,599	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192
(Gain) loss on derivative instruments	23,844	(25,116)	(1,272)

Net cash provided by operating activities	$159,032	$—	$159,032

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

Sabine’s significant receivables are comprised of oil and natural gas revenue receivables. The amounts are due from a limited number of entities; therefore, the collectability is dependent upon the general economic conditions of a few purchasers. Sabine regularly reviews collectability and establishes the allowance for doubtful accounts as necessary using the specific identification method. The receivables are not collateralized.

Derivative instruments subject Sabine to a concentration of credit risk (see Note 8).

Inventory

Inventory, which is included in “Prepaid expenses and other current assets” on Sabine’s Consolidated Balance Sheets, consists principally of tubular goods, spare parts, and equipment used in Sabine’s drilling operations. The inventory balance, net of impairments, was $0.7 million and $1.6 million as of December 31, 2013 and 2012, respectively. Inventory is stated at the lower of weighted average cost or market. Under this method, impairments relating to obsolete inventory were $1.1 million; $1.2 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in “Impairments” in the Consolidated Statements of Operations.

Oil and Natural Gas Properties and Equipment

Sabine uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, Sabine capitalizes all acquisition, exploration, and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits, and other internal costs directly attributable to these activities. Sabine capitalized $6.6 million, $2.7 million and $3.5 million of internal costs during the years ended December 31, 2013, 2012 and 2011, respectively. Costs associated with production and general corporate activities are expensed in the period incurred. Sabine also includes the present value of its dismantlement, restoration and abandonment costs within the capitalized oil and natural gas property balance (see “Asset Retirement Obligation” below). Unless a significant portion of Sabine’s proved reserve quantities is sold (greater than 25%), proceeds from the sale of oil and natural gas properties are accounted for, as a reduction to capitalized costs, and gains and losses are not recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

Depletion of proved oil and natural gas properties is computed using the units-of-production method based upon estimated proved oil and natural gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. Unproved properties are reviewed on a quarterly basis for impairment, and if impaired, are reclassified to proved properties and included in the ceiling test and depletion calculations.

Under the full cost method of accounting, a ceiling test is performed on a quarterly basis. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of “Accumulated depletion, depreciation and amortization” (“accumulated DD&A”) on Sabine’s Consolidated Balance Sheets, may not exceed the estimated future net cash flows from proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on Sabine’s Consolidated Balance Sheets, using the unweighted average first-day-of-the-month prices for the prior twelve month period ended December 31, 2013 and 2012 (adjusted for quality and basis differentials), held flat for the life of production, discounted at 10%, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as accumulated DD&A.

For the year ended December 31, 2013 Sabine did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. For the year ended December 31, 2012 Sabine recognized an impairment of $641.8 million for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation mostly as a result of the decline of oil and natural gas prices. For the year ended December 31, 2011 Sabine did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. The average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $3.67 per Mcf for natural gas. Additionally, the average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $96.78 per Bbl for oil. As of December 31, 2013, the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $201 million. Sabine could have a reduction in its asset carrying value for oil and natural gas properties if the average of the unweighted first day of the month natural oil and natural gas prices for the prior twelve month periods declines.

Gathering assets and related facilities, certain other property and equipment, and furniture and fixtures are depreciated using the straight-line method based on the estimated useful lives of the respective assets, generally ranging from 3 to 30 years. These assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. In 2012, Sabine recorded impairment charges for gas gathering and processing equipment of $21.4 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions, for properties which were subsequently sold in August 2012. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2011. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Repairs and maintenance costs are expensed in the period incurred.

Sabine’s depletion, depreciation and amortization (“DD&A”) expense on its oil and natural gas properties is calculated each quarter utilizing period end reserve quantities. For the years ended December 31, 2013, 2012 and 2011, Sabine recorded $134.2 million, $87.6 million and $71.2 million, respectively, of depletion on oil and natural gas properties. As a rate of production, depletion was $2.10 per Mcfe, $1.80 per Mcfe and $1.61 per Mcfe for the years ended December 31, 2013, 2012 and 2011, respectively.

For the years ended December 31, 2013 and 2012, Sabine received insurance proceeds of $0.6 million and $12.7 million, respectively, which were netted with the replacement costs recognized in oil and natural gas properties. Insurance proceeds were received as the result of control of well events during drilling or completion operations in East Texas. No insurance proceeds were received for the year ended December 31, 2011.

Capitalized Interest

Sabine capitalizes interest costs to oil and natural gas properties on expenditures made in connection with exploration and development projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Sabine capitalized $13.0 million, $4.3 million and $5.9 million of interest during the years ended December 31, 2013, 2012 and 2011, respectively.

Leases

Sabine accounts for leases with escalation clauses and rent holidays on a straight-line basis. The deferred rent expense liability associated with future lease commitments is reported under the caption “Other short term liabilities” on Sabine’s Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

Sabine uses derivative financial instruments to achieve a more predictable cash flow from its oil and natural gas production by reducing its exposure to price fluctuations. Such derivative instruments, which are placed with major financial institutions who are participants in Sabine’s Credit Facility (see Note 5) that Sabine believes are minimal credit risks, may take the form of forward contracts, futures contracts, swaps, options, or basis swaps.

At December 31, 2013, substantially all of Sabine’s oil and natural gas derivative contracts are settled based upon reported New York Mercantile Exchange (“NYMEX”) prices. Sabine’s derivative contracts are with multiple counterparties to minimize Sabine’s exposure to any individual counterparty, and Sabine has netting arrangements with all of its counterparties that provide for offsetting payables against receivables from separate hedging arrangements with that counterparty. The oil and natural gas reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a generally high degree of historical correlation with actual prices received by Sabine for its oil and natural gas production. Sabine’s fixed-price swap and option agreements are used to fix the sales price for Sabine’s anticipated future oil and natural gas production. Upon settlement, Sabine receives a fixed price for the hedged commodity and receives or pays Sabine’s counterparty a floating market price, as defined in each instrument. The instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, Sabine pays its counterparty. When the fixed price exceeds the floating price, Sabine’s counterparty is required to make a payment to Sabine.

Sabine’s derivatives instruments at December 31, 2013 included natural gas basis swaps in addition to fixed price swaps and oil and natural gas options. The basis swaps are used to minimize exposure to fluctuating differentials on certain pricing indices against other pricing indices. These instruments are settled monthly. Upon settlement, Sabine will pay a floating price on a specified index, and the counterparty will pay a floating price on a different specified index, either of which may include a specified differential. When Sabine’s specified index price is less than the counterparties, the counterparty will pay Sabine. When Sabine’s specified index price is greater than the counterparties specified index price, Sabine will pay the counterparty. Additionally, Sabine has bought and sold natural gas puts, bought and sold oil and natural gas calls and sold oil puts. For the oil and natural gas calls, the counterparty has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the oil and natural gas puts, the counterparty has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in future.

Sabine records balances resulting from commodity risk management activities on the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Gains and losses from the change in fair value of derivative instruments and cash settlements on commodity derivatives are presented within “Gain on derivative instruments” located in Other income (expenses) in the Consolidated Statements of Operations.

Deferred Financing Costs

Deferred financing costs of approximately $6.3 million and $19.2 million were incurred during 2013 and 2012, respectively, and include costs associated with Sabine’s term loan agreement (“Term Loan”) and senior secured revolving credit facility (“Credit Facility”) (see Note 5). Deferred financing costs associated with the Term Loan, Credit Facility and 9.75% senior unsecured notes due 2017 (the “2017 Notes”) are being amortized over the life of the respective obligations with $9.0 million, $3.2 million and $2.8 million included in interest expense during 2013, 2012 and 2011, respectively. As a result of reductions in the borrowing base of Sabine’s Credit Facility, Sabine also expensed $0.6 million and $0.8 million, in 2013 and 2012, respectively.

Financial Instruments

Sabine’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. Sabine’s Credit Facility and Term Loan are reported at carrying value which approximates fair value based on current rates applicable to similar instruments. Since considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts Sabine could realize upon the purchase or refinancing of such instruments. Sabine’s derivative instruments are reported at fair value based on Level 2 fair value methodologies and the 2017 Notes are reported at carrying value but further compared to fair value based on Level 2 fair value methodologies (see Note 9).

Goodwill

Goodwill represents the excess of the purchase price of an asset over the estimated fair value of the assets acquired. Sabine assesses the carrying amount of goodwill by testing for impairment annually and when impairment indicators arise. Goodwill totaled $173.5 million at December 31, 2013 and 2012. The goodwill was recognized during 2012 as a result of Sabine’s December 2012 acquisitions discussed in Note 4—Property Acquisitions and Divestitures. No impairment of goodwill was recognized during 2013 and 2012.

Asset Retirement Obligations

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, Sabine records an “Asset retirement obligation” (“ARO”) as a liability and capitalizes the present value of the asset retirement cost in “Oil and natural gas properties” on its Consolidated Balance Sheets in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for Sabine. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. The capitalized costs associated with an ARO are included in the amortization base for purposes of calculating the ceiling test.

The information below reconciles the recorded amount of Sabine’s asset retirement obligations:

	For the year ended December 31,
	2013	2012
	(in thousands)
Beginning balance	$13,580	$15,348
Liabilities incurred	993	1,887
Liabilities disposed	(1,678)	(4,689)
Liabilities settled	(49)	(102)
Change in estimate	—	274
Accretion expense	952	862

Ending balance	$13,798	$13,580

Revenue Recognition

Sabine records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. Sabine uses the entitlement method that requires revenue recognition for its net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of Sabine’s net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances. Sabine had no material overproduction or underproduction at December 31, 2013 and 2012.

Additionally, Sabine owns and operates certain gathering facilities in Texas and charges fees to collect and transport produced natural gas from common delivery points to locations along the sales stream. These gathering fees are reported in “Other revenue” on the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011.

Use of Estimates

The preparation of the consolidated financial statements for Sabine in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Sabine’s consolidated financial statements are based on a number of significant estimates, including oil, natural gas liquids and natural gas reserve quantities that are the basis for the calculation of DD&A and impairment of oil, natural gas liquids and natural gas properties, and timing and costs associated with its asset retirement obligations.

Income Taxes

Sabine is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Sabine being passed through to the Member. As such, no recognition of federal or state income taxes for Sabine or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the Member is not an uncertain position of Sabine.

In accordance with the operating agreement of Sabine, to the extent possible without impairing Sabine’s ability to continue to conduct its business and activities, and in order to permit its Member to pay taxes on the taxable income of Sabine, it would be required to make distributions to the Member in the amount equal to the estimated tax liability of such Member computed as if the Member paid income tax at the highest marginal federal and state rate applicable to an individual resident of New York, New York, in the event that taxable income is generated for the Member. There was no taxable income and therefore no distributions to the Member in 2013, 2012 or 2011.

Recent Accounting Pronouncements

In December 2011, the FASB issued Accounting Standards Update 2011-11, “Disclosures About Offsetting Assets and Liabilities” (“ASU 2011-11”), which was clarified by Accounting Standards Update 2013-01. These updates amend the disclosure requirements on offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that have a right of offset or are subject to an enforceable master netting arrangement or similar agreement. This information will enable users of a company’s financial statements to evaluate the effect or potential effect of netting arrangements on a company’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. Sabine is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Sabine adopted the provisions of ASU 2011-11 in the quarter ended March 31, 2013. As ASU 2011-11 relates to disclosure requirements, there will be no impact on Sabine’s financial condition or results of operations. Refer to Note 8 for updated disclosure.

3.	Significant Customers

During the year ended December 31, 2013, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of Sabine. Purchases by Eastex Crude Company, Enbridge Pipeline (East Texas) LP and CP Energy LLC accounted for approximately 19%, 16% and 11% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2012, purchases by four companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of Sabine. Purchases by Enbridge Pipeline (East Texas) LP, Shell Trading (US) Company, Texla Energy Management LLC and Eastex Crude Company accounted for approximately 17%, 14%, 13% and 12% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2011, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of Sabine. Purchases by Enbridge Pipeline (East Texas) LP, Texla Energy Management LLC and PVR Midstream LLC accounted for approximately 18%, 15% and 13% of oil, natural gas liquids and natural gas sales, respectively.

4.	Property Acquisitions and Divestitures

On December 18, 2013, Sabine closed on the sale of its interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $169.0 million, net of certain purchase price adjustments. The sale of the Texas Panhandle and surrounding Oklahoma properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

On April 30, 2013, Sabine closed on the purchase of interests in approximately 5,000 net acres in South Texas for approximately $14.9 million. The acquisition does not qualify as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Total costs incurred for oil and natural gas property acquisitions for 2012 were approximately $737.1 million, net of purchase price adjustments, of which $145.1 million related to unproved property, $420.2 million related to proved property acquisitions, and $173.5 million related to goodwill. Total costs incurred for related gathering and processing facilities was approximately $5.7 million, net of purchase price adjustments. The goodwill resulted most significantly from movement in inputs used by Sabine, such as estimated type curves, recovery rates, and future rates of production that were updated in addition to applying risk adjustment discount rates, as well as expected synergies from combining operations of the acquiree and the acquiror.

The results of the acquisitions described below are included in the accompanying Consolidated Statements of Operations since each acquisitions respective close date.

On December 14, 2012, Sabine closed the acquisition of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $657.8 million, net of purchase price adjustments. The acquisition was funded in part by $181.6 million of equity contributed by the Member with the remaining balance funded from the proceeds of the Term Loan. This acquisition qualified as a business combination. Sabine recorded a fair value of $340.9 million for proved property and $145.1 million for unproved acreage, net of the ARO liability assumed of $1.7 million. This transaction resulted in the recognition of $173.5 million of goodwill for the excess of the consideration transferred over the net assets received and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition (in millions):

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$340.9
Unproved properties	145.1
Goodwill	173.5
Asset retirement obligation	(1.7)

Consideration, net of accrued purchase price adjustments	$657.8

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year ended December 31, 2012		Year ended December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)		(as restated)
Total revenues	$177,446	$258,362	$201,552	$251,395
Net loss applicable to controlling interests(1)	$(686,782)	$(385,929)	$175,066	$213,016

(1)	Reductions in operating expenses due to pro forma ceiling test impact of $252.1 million for 2012 have been included in pro forma results above.

On December 17, 2012, Sabine closed the acquisition of certain oil and natural gas properties in South Texas for $79.3 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. Sabine recorded a fair value of $79.3 million for proved property. The valuation to derive the purchase price included proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	December 31, 2012		December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)		(as restated)
Total revenues	$177,446	$181,197	$201,552	$213,412
Net loss applicable to controlling interests(1)	$(686,782)	$(648,246)	$175,066	$184,495

(1)	Reductions in operating expenses due to pro forma ceiling test impact of $37.8 million for 2012 have been included in pro forma results above.

Acquired properties that are considered to be business combinations are recorded at their fair value. In determining the fair value of the properties, Sabine prepares estimates of oil and natural gas reserves. Sabine uses estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. For the fair value assigned to proved reserves, the future net revenues are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. To compensate for inherent risks of estimating and valuing reserves, proved undeveloped, probable and possible reserves are reduced by additional risk-weighting factors.

On August 31, 2012, Sabine closed on the sale of its interests in Montana oil and natural gas properties for $15.8 million, net of purchase price adjustments. The sale of the Montana oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized. Concurrently with the sale of the Montana oil and natural gas properties, Sabine closed on the sale of its controlling ownership interests in Montana gathering entities Lodge Creek Pipelines, LLC and Willow Creek Gathering, LLC for a combined $2.5 million, net of purchase price adjustments.

On May 22, 2012, Sabine closed on the sale of its interests in Utah oil and natural gas properties for $18.2 million, net of purchase price adjustments. The sale of the Utah oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

Total costs incurred for 2011 were approximately $396.4 million (excluding related asset retirement costs), of which approximately $31.3 million related to unproved properties, $365.1 million related to proved property acquisitions, and no goodwill acquired.

On November 14, 2011, Sabine closed on the acquisition of certain oil and natural gas properties in East Texas for $222 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. Sabine recorded a fair value of $235.1 million for proved property and $5.3 million for unproved acreage, which resulted in a bargain purchase gain of $18.4 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
(in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$235.1
Unproved leasehold properties	5.3
Bargain purchase gain	(18.4)

Cash, net of accrued purchase price adjustments	$222.0

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)
Total revenues	$201,552	$241,169
Net income applicable to controlling interests(1)	$75,518	$90,973

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

On August 18, 2011, Sabine closed on the acquisition of certain oil and natural gas properties in East Texas for $102.6 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. Sabine recorded a fair value of $142.3 million for proved property and $14.8 million for unproved acreage, which resulted in a bargain purchase gain of $54.5 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage, as well as an upward shift in the forward price curve at the time of closing.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$142.3
Unproved properties	14.8
Bargain purchase gain	(54.5)

Cash, net of accrued purchase price adjustments	$102.6

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)
Total revenues	$201,552	$216,071
Net income applicable to controlling interests(1)	$75,518	$84,456

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

On January 31, 2011 and February 8, 2011, Sabine entered into agreements to purchase working interests in developed and undeveloped acreage in East Texas for $60.7 million and $11.2 million, respectively, for a total adjusted purchase price of $71.8 million, which qualified as a business combination pursuant to ASC 805. Sabine recorded a fair value of $87.4 million for developed acreage, which resulted in a bargain purchase gain of $26.7 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included proved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for both proved developed and undeveloped reserves and unproved acreage, as well as a result of an upward shift in the forward price curve at the time of closing and receipt of updated production data for the recent producing wells that improved the well economics.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$87.4
Unproved leasehold properties	11.2
Asset retirement obligation	(0.1)
Bargain purchase gain	(26.7)

Cash, net of accrued purchase price adjustments	$71.8

The unaudited pro forma results presented below have been prepared to give the effect of the acquisitions discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if these acquisitions had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)
Total revenues	$201,552	$204,434
Net income applicable to controlling interests(1)	$75,518	$77,768

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses for 2011, has been excluded from actual results above.

Sabine incurred $371.5 million and $56.1 million in development costs, for 2013 and 2012, respectively. Sabine incurred exploration costs of $4.6 million and $43.1 million in 2013 and 2012, respectively.

The costs of unproved properties are excluded from amortization until the properties are evaluated. Sabine reviews all of its unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties and otherwise if impairment has occurred. Unevaluated properties are grouped by major prospect area where individual property costs are not significant. In addition, Sabine analyzes its unevaluated leasehold and transfer to evaluated properties leasehold that can be associated with proved reserves, leasehold that expired in the quarter or leasehold that is not a part of Sabine’s development strategy and will be abandoned.

The table below sets forth the cost of unproved properties excluded from the amortization base as of December 31, 2013 and the year in which the associated costs were incurred:

	Year of Acquisition
	2013	2012	2011	Prior	Total
	(in millions)
Leasehold acquisition costs	$20.3	$87.7	$2.1	$37.4	$147.5
Development costs(1)	46.3	—	—	4.4	50.7
Capitalized interest	5.3	1.8	1.9	1.6	10.6

Total	$71.9	$89.5	$4.0	$43.4	$208.8

(1)	Development costs excluded from the amortized base in accordance with full cost accounting rules. Substantially all of the development costs excluded from the amortization base as of December 31, 2013 relate to projects that will be completed in the first half of 2014 and either the determination of proved reserves or impairment will occur. The leasehold acquisition costs were incurred for leases which will be developed, impaired or will expire over approximately ten years.

5.	Long-Term Debt

Senior Notes

On February 12, 2010, Sabine and its subsidiary Sabine Oil & Gas Finance Corporation, formerly NFR Energy Finance Corporation, co-issued $200 million in 9.75% senior unsecured notes due 2017 (the “2017 Notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S of the Securities Act of 1933. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, Sabine recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $1.1 million and $1.5 million at December 31, 2013 and 2012, respectively. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between Sabine, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and Sabine’s subsidiaries named therein as guarantors.

All of Sabine’s restricted subsidiaries that guarantee its senior secured revolving Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

On April 14, 2010, Sabine and Sabine Oil & Gas Finance Corporation issued an additional $150 million in senior notes at 9.75% due 2017. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010. Sabine recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.8 million and $1.1 million at December 31, 2013 and 2012, respectively.

Sabine may redeem the 2017 Notes, in whole or in part, at any time on or after February 15, 2014, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

The indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of its restricted subsidiaries to incur additional indebtedness unless the ratio of Sabine’s adjusted consolidated EBITDA to its adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under Sabine’s Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to Sabine or its other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with its affiliates; and sell assets or consolidate or merge with or into other companies. However, if the 2017 Notes have an investment grade rating from Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, Sabine will not be subject to certain of the foregoing covenants.

Senior Secured Revolving Credit Facility

On November 30, 2007, Sabine entered into a senior secured revolving credit facility (“Credit Facility”) with a syndicate of banks. Through a series of redeterminations, Sabine has amended and restated the Credit Facility. The most recent redetermination effective November 7, 2013, increased the borrowing base from $550 million to $675 million. Effective December 18, 2013, the borrowing base was reduced from $675 million to $620 million due to the sale of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. The next scheduled redetermination will be in April 2014.

As of December 31, 2013, commitments under the Credit Facility were $750 million, the borrowing base was $620 million, the outstanding balance amount totaled $250 million and Sabine was able to incur approximately $370 million of additional secured indebtedness under the Credit Facility. The Credit Facility’s maturity date is April 7, 2016.

Subsequent to the period ended December 31, 2013, through March 31, 2014, Sabine has borrowed $130 million and has repaid $25 million. As of March 31, 2014 after giving effect to the net amount of borrowings and repayments, the borrowing base under the Credit Facility was $620 million, the outstanding amount totaled $355 million and Sabine had approximately $265 million of secured indebtedness available under the Credit Facility.

Borrowings made under the Credit Facility are guaranteed by first priority perfected liens and security interests on substantially all assets of Sabine and its wholly-owned domestic subsidiaries.

Interest on borrowings under the Credit Facility accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). The Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) plus an applicable margin that varies from 1.75% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.75% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base). The ABR is calculated as the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) Eurodollar rate on such day (or if such day is not a business day, the immediately preceding business day) plus 1.5%. Sabine elects the basis of the interest rate at the time of each borrowing. In addition, Sabine pays a commitment fee of 0.50% under the Credit Facility (quarterly in arrears) for the amount that the aggregate commitments exceed borrowings under the Credit Facility.

Under the Credit Facility, Sabine may request letters of credit, provided that the borrowing base is not exceeded or will not be exceeded as a result of issuance of the letter of credit. There were no outstanding letters of credit on December 31, 2013 or 2012.

The Credit Facility requires Sabine to comply with certain financial covenants to maintain (a) a current ratio, defined as a ratio of consolidated current assets (including the unused amount of the total commitments under the Credit Facility, but excluding noncash assets under ASC 815, Derivatives and Hedging), to consolidated current liabilities (excluding noncash obligations under ASC 815 and the current maturities under the Credit Facility, determined at the end of each quarter), of not less than 1.0 to 1.0; (b) an interest coverage ratio at the end of each quarter defined as a ratio of EBITDA (as such terms are defined in the Credit Facility) for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

In addition, the Credit Facility contains covenants that restrict, among other things, Sabine’s ability to incur other indebtedness, create liens, or sell its assets; merge with other entities; pay dividends; enter into hedging agreements; and make certain investments.

We received a waiver from our lenders to make a one time payment in June 2013 to Nabors in the amount of $10.0 million in order to satisfy Holdings’ commitment to Nabors that was otherwise guaranteed by First Reserve.

At December 31, 2013 and 2012, Sabine was in compliance with its financial debt covenants under the Credit Facility.

Term Loan Agreement

Sabine entered into a $500 million term loan agreement (the “Term Loan”) on December 14, 2012 with a maturity date of November 16, 2016. On January 23, 2013, the syndication was completed with an additional funding of $150 million bringing the outstanding balance to $650 million as of December 31, 2013. Proceeds from the Term Loan were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

Borrowings made under the Term Loan are subordinate to the liens and security interests securing the Credit Facility.

Interest on borrowings under the Term Loan accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). Effective with the close of the syndicate in January 2013, the Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) with a floor of 1.25%, plus an applicable margin of 7.50%. Sabine elects the basis of the interest rate at the time of each borrowing. The weighted average interest rate incurred on this indebtedness for the years ended December 31, 2013 and 2012 was 8.8% and 10.0%, respectively.

6.	Member’s Capital

Common Units

Sabine is authorized to issue one class of units to be designated as “Common Units.” The Units are not represented by certificates. All Common Units are issued at a price equal to $1,000 per unit.

In June 2013, the Company made a one-time payment to Nabors in the amount of $10.0 million in order to satisfy Holdings’ commitment to Nabors that was otherwise guaranteed by First Reserve.

Incentive Units

In addition to common units, Holdings established an incentive plan which provides for incentive units which have been issued to certain of Sabine’s directors, officers and employees. The incentive units have no voting rights and participate only upon liquidation events meeting certain requisite financial thresholds. No compensation expense related to the incentive units has been recognized by Sabine as the occurrence of a liquidation event is not considered probable, and thus the value of the incentive, if any, cannot be determined.

7.	Statement of Cash Flows

During the year ended December 31, 2013, Sabine’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to Sabine’s oil and natural gas properties valued at $1.0 million.

•	Working capital related to capital expenditures as of December 31, 2013 was $90.3 million.

During the year ended December 31, 2012, Sabine’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to Sabine’s oil and natural gas properties valued at $1.9 million.

•	Working capital related to capital expenditures as of December 31, 2012 was $25.9 million.

•	In-kind contribution of assets for an equity interest in Sabine of $178.0 million.

During the year ended December 31, 2011, Sabine’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to Sabine’s oil and natural gas properties valued at $5.7 million.

•	Recognition of bargain purchase gains of $99.5 million related to the recognition of the fair market value in excess of the consideration paid for proved developed and undeveloped reserves and undeveloped acreage.

•	Working capital related to capital expenditures as of December 31, 2011 was $56.2 million.

Sabine paid $89.7 million, $47.1 million and $41.1 million for interest during 2013, 2012 and 2011, respectively.

8.	Derivative Financial Instruments

Sabine is exposed to risks associated with unfavorable changes in the market price of natural gas as a result of the forecasted sale of its production and uses derivative instruments to hedge or reduce its exposure to certain of these risks. For these derivative instruments, Sabine did not elect hedge accounting for accounting purposes or did not qualify for hedge accounting treatment and, accordingly, recorded the net change in the mark-to-market valuation of these derivative instruments in the Consolidated Statements of Operations.

All of Sabine’s derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to-market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

Throughout the year ended December 31, 2013, Sabine has executed derivative contracts as market conditions allowed in order to economically hedge Sabine’s anticipated future cash flows from oil and natural gas producing activities. These include both oil and natural gas fixed-price swap agreements covering certain portions of Sabine’s anticipated 2013, 2014, and 2015 production volumes. Additionally, Sabine executed option contracts including purchased and written oil and natural gas call agreements, as well as purchased and written oil and natural gas put agreements, covering certain portions of Sabine’s anticipated 2014 oil and natural gas production. No material premiums were recognized as a result of these option agreements. None of the fixed-price swap or option contracts executed during 2013 were designated for hedge accounting, with all mark to market changes in fair value recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s outstanding trade positions.

In December 2012, Sabine entered into certain oil and natural gas swap contracts covering a portion of anticipated production for 2013 and 2014. These contracts were not designated as cash flow hedges at the time of their execution, with all mark to market changes recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s trade positions.

Additionally, during 2012 and in prior years, Sabine entered into certain option contracts on oil and natural gas. These included purchased natural gas puts, written oil and natural gas calls, and written oil and natural gas puts for periods from 2014 through 2016, for which a net premium was recognized. The net unamortized premium included in short term and long term derivative liabilities is $7.2 million and $9.0 million, respectively, at December 31, 2013. See the table below for specific volume, timing, and pricing details regarding Sabine’s derivative positions.

The following swaps and options were outstanding with associated notional volumes and contracted swap, floor, and ceiling prices that represent hedge weighted average prices for the index specified as of December 31, 2013:

Natural Gas
Settlement Period	Derivative Instrument	Notional Amount	Weighted Average Prices
			Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	19,722,000	$4.06
2014	Swap with sub floor	3,128,000	$3.99	$3.25
2014	Three-way collar	4,554,000		$3.50	$4.50	$5.25
2014	Three-way collar	3,096,000		$3.50	$4.50	$4.50
2014	Three-way collar	18,775,000		$3.25	$4.50	$4.50
2015	Swap	18,250,000	$4.09
2015	Sold Call	21,900,000				$5.25
2016	Sold Call	21,960,000				$5.00

Oil
Settlement Period	Derivative Instrument	Notional Amount	Weighted Average Prices
			Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	1,264,725	$92.25
2014	Swap with sub floor	122,275	$89.13	$70.00
2014	Sold Call	73,000				$100.00
2015	Swap	365,000	$89.50
2015	Sold Call	200,750				$106.36

Sabine recorded a short term and a long term derivative asset of $7.8 million and $4.3 million, respectively, and recorded a short term and a long term derivative liability of $11.6 million and $11.3 million, respectively, related to the fair value of the derivative instrument’s prices on related volumes as of December 31, 2013.

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Gain on commodity derivative instruments	$814	$29,267	$71,834

Sabine received $46.2 million, $104.9 million and $70.6 million on settlements of derivatives in 2013, 2012 and 2011, respectively.

Sabine’s derivative contracts are executed with counterparties under certain master netting agreements that allow Sabine to offset assets due from, and liabilities due to, the counterparties. The table below presents the carrying value of Sabine’s derivative assets and liabilities both before and after the impact of such netting agreements on Sabine’s Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012:

	Derivative Assets
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current assets	Derivative Instruments	$15,859	$55,230
Current liabilities(1)	Derivative Instruments	2,826	45

Total current asset fair value		18,685	55,275

Other assets	Derivative Instruments	6,488	11,908
Long term liabilities(1)	Derivative Instruments	223	5,727

Total long term asset fair value		6,711	17,635
Less: Counterparty set-off		(13,258)	(16,404)

Total derivative asset net fair value		$12,138	$56,506

	Derivative Liabilities
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current liabilities	Derivative Instruments	$(14,451)	$(3,921)
Current assets(1)	Derivative Instruments	(8,052)	(375)

Total current liability fair value		(22,503)	(4,296)

Long term liabilities	Derivative Instruments	(11,496)	(23,744)
Other assets(1)	Derivative Instruments	(2,156)	(10,256)

Total long term liability fair value		(13,652)	(34,000)
Less: Counterparty set-off		13,258	16,404

Total derivative liability net fair value		$(22,897)	$(21,892)

(1)	Impact of counterparty right of set-off for derivative instruments subject to certain master netting agreements.

At December 31, 2013, and December 31, 2012, none of Sabine’s outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to Sabine upon any change in its credit ratings.

9.	Fair Value Measurements

As discussed in Note 8, Sabine utilizes derivative instruments to hedge against the variability in cash flows associated with the forecasted sale of its anticipated future natural gas production. Sabine generally hedges a substantial, but varying, portion of anticipated natural gas production for the next 12 to 60 months. These derivatives are carried at fair value on the Consolidated Balance Sheets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Sabine utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Sabine classifies fair value balances based on the observability of those inputs.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth, by level, within the fair value hierarchy, Sabine’s financial assets and liabilities that were accounted for at fair value as of December 31, 2013 and 2012. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Sabine’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Recurring Fair Value Measures
	(in millions)
	Level 1	Level 2	Level 3	Total
As of December 31, 2013
Derivative Assets	$—	$12.1	$—	$12.1
Derivative Liabilities	—	(22.9)	—	(22.9)

Total	$—	$(10.8)	$—	$(10.8)

As of December 31, 2012
Derivative Assets	$—	$56.5	$—	$56.5
Derivative Liabilities	—	(21.9)	—	(21.9)

Total	$—	$34.6	$—	$34.6

Derivatives listed above include commodity swaps, basis swaps, put and call options that are carried at fair value. The fair value amounts on the Consolidated Balance Sheets associated with Sabine’s derivatives resulted from Level 2 fair value methodologies, that is, Sabine is able to value the assets and liabilities based on observable market data for similar instruments. The amounts above include the impact of netting assets and liabilities with counterparties with which the right of offset exists.

The observable data includes the forward curve for commodity prices and interest rates based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the impact of Sabine’s non-performance risk of the counterparties which is derived using credit default swap values.

Sabine measures fair value of its long term debt based on a Level 2 methodology using quoted market prices with consideration given to the effect of Sabine’s credit risk. The carrying value of Sabine’s Credit Facility and Term Loan approximate fair value based on current rates applicable to similar instruments. The following table outlines the fair value of Sabine’s 2017 Notes as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
	(in thousands)
2017 Senior Notes
Carrying Value	$348,040	$347,411
Fair Value	$327,698	$326,050

Sabine utilizes fair value on a non-recurring basis to perform impairment tests as required on Sabine’s inventory, property, plant and equipment, goodwill and intangible assets. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. For the years ended December 31, 2012 and 2011, Sabine recognized $21.4 million and $2.8 million, respectively, of impairment charges for gas gathering and processing equipment. For the years ended December 31, 2013, 2012 and 2011, Sabine recognized $1.1 million, $1.2 million and $1.4 million, respectively, of impairment charges related to the write-down of carrying value of certain sizes of casing inventory. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition (Note 4). The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3. Additionally, Sabine uses fair value to determine the inception value of Sabine’s asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified as Level 3.

10.	Commitments and Contingencies

From time to time, Sabine may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued when probable and reasonably estimable based on Sabine’s best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, Sabine’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on Sabine’s consolidated operating results, financial position or cash flows.

Holdings has entered into a Committed Oilfield Services Agreement (the “Services Agreement”) with Nabors, which grants Nabors service contracts with revenues of no less than 20% and 75% of Sabine’s gross spend on hydraulic fracturing services and drilling and directional services, respectively, through December 13, 2016. If at any yearly anniversary of the execution of the Services Agreement, Sabine has failed to meet the revenue commitment for the previous 12-month period and Nabors has complied with its service obligations under the Services Agreement, Holdings may be required to pay Nabors an amount equal to the revenue shortfall multiplied by 40%, which would likely result in Holdings requesting that Sabine settle such obligations. For the annual period ended December 31, 2013, Sabine recognized a shortfall and penalty amount due to Nabors under the terms of the services agreement of $1.7 million which is included in “Accrued operating expenses and other” liabilities on the Consolidated Balance Sheets and “Other income (expense)” on the Consolidated Statements of Operations as of December 31, 2013 and was paid in January 2014.

As part of Sabine’s ongoing operations, since inception Sabine has contracted with affiliates of Nabors to secure drilling rigs and other services for the oil and natural gas well activity Sabine has undertaken. Amounts paid to affiliates of Nabors under these agreements totaled $55.2 million, $42.8 million and $87.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, and Sabine recognized a liability on Sabine’s Consolidated Balance Sheets as of December 31, 2013 and 2012 of $8.5 million and $3.6 million, respectively, for these services which are reflected in “Accounts payable—trade” and “Accrued exploration and development” balances on Sabine’s Consolidated Balance Sheets.

As of December 31, 2013 total future commitments relating to Sabine’s secured rig and servicing contracts were $68.9 million over the next five years, which does not include non-contracted services or any estimated shortfalls required by the Nabors Services Agreement.

Sabine leases approximately 73,000 square feet of office space in downtown Houston, Texas, under a lease, which was amended effective January 1, 2014 to terminate on April 30, 2016. The average rent for this space over the life of the lease is approximately $1.8 million per year. As of December 31, 2013, total future commitments are $5.4 million.

Sabine leases approximately 11,000 square feet of office space in downtown Denver, Colorado. The lease terminates on August 31, 2014 and Sabine has the option to extend its lease term for an additional 60 months. This lease is sub leased out with proceeds to offset the rent commitments. As of December 31, 2013 total future commitments are $0.2 million.

Rent expense was approximately $1.8 million, $1.4 million and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Sabine leases various office and production equipment. As of December 31, 2013, total future commitments are $0.9 million. The majority of Sabine’s operating leases continue with a month to month lease term after initial contractual obligations have expired.

As is customary in the oil and natural gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If Sabine does not pay such commitments, the acreage positions or wells may be lost.

A summary of Sabine’s contractual obligations as of December 31, 2013 is provided in the following table:

	Payments due by period For the Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
	(in millions)
Senior Secured revolving credit facility(1)	$—	$—	$250.0	$—	$—	$—	$250.0
Second Lien term loan (1)	—	—	—	—	650.0	—	650.0
2017 Senior Notes	34.1	34.1	34.1	366.8	—	—	469.1
Drilling rig commitments(2)	19.3	28.5	20.1	1.0	—	—	68.9
Office and equipment leases	3.1	2.5	0.9	—	—	—	6.5
Other	0.9	0.3	0.1	—	—	—	1.3

Total	$57.4	$65.4	$305.2	$367.8	$650.0	$—	$1,445.8

(1)	Includes outstanding principal amounts at December 31, 2013. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and Sabine cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.
(2)	At December 31, 2013, Sabine had three drilling rigs under contract which expires in 2016. Any other rig performing work for Sabine is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that Sabine is committed to pay. However, Sabine will record in its financials its proportionate share based on its working interest.

11.	Employee Benefit Plans

Sabine co-sponsors a 401(k) tax deferred savings plan (the “Plan”) and makes it available to employees. The Plan is a defined contribution plan, and Sabine may make discretionary matching contributions of up to 6% of each participating employee’s compensation to the Plan. The contributions made by Sabine totaled approximately $972,000, $905,000 and $845,000 during the years ended December 31, 2013, 2012 and 2011, respectively.

12.	Subsequent Events

Management has evaluated subsequent events through March 31, 2014, which represents the date the consolidated financial statements were issued. On March 25, 2014, the Company completed the acquisition of certain oil and natural gas properties in North Texas for approximately $20 million. The acquisition qualifies as a business combination; however, no further disclosure is feasible as of the date of this report as the Company is still in the process of determining fair value.

13.	Selected Quarterly Financial Data (Unaudited)

	2013
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total
	(in thousands)
Total oil, natural gas liquids and natural gas	$67,523	$81,356	$96,007	$109,337	$354,223
Income from operations	$17,317	$24,934	$32,737	$33,334	$108,322
Net income (loss) applicable to controlling interests	$(25,575)	$28,291	$6,546	$1,315	$10,577

	2012
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total (As Restated)
	(in thousands)
Total oil, natural gas liquids and natural gas	$48,897	$38,580	$41,590	$48,355	$177,422
Loss from operations	$(88,129)	$(307,975)	$(233,930)	$(36,147)	$(666,181)
Net loss applicable to controlling interests	$(61,454)	$(326,616)	$(258,390)	$(40,322)	$(686,782)

Sabine is restating its financial statements for each of the fiscal quarters ended March 31, 2013 and 2012, June 30, 2013 and 2012, and September 30, 2013 and 2012 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). Sabine determined that the formal documentation it had prepared to support its initial hedge designations for effectiveness in connection with Sabine’s oil hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, Sabine was not permitted to utilize hedge accounting treatment in the preparation of its financial statements. The restatements eliminate hedge accounting treatment which had been applied in 2013 and 2012 and reflect other immaterial adjustments to oil and natural gas sales.

Under ASC 815, the fair value of hedge contracts is recognized in Sabine’s Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income,” and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that was not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Gain (loss) on derivatives.” Under the cash flow hedge accounting treatment used by Sabine, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Gain on derivative instruments” within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. Sabine previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of Revenues, and has reclassified gains in 2012 and in 2011 to “Gain on derivative instruments” within “Other income (expenses)” as a result of eliminating hedge accounting.

The following tables present the restated condensed Consolidated Balance Sheets as of March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012, the restated condensed Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012 and the condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012, six months ended June 30, 2013 and 2012 and nine months ended September 30, 2013 and 2012:

Sabine Oil and Gas LLC

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013			June 30, 2013			September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Derivative instruments	$29,403	$(1,292)	$28,111	$37,802	$(2,599)	$35,203	$29,800	$(3,841)	$25,959
Property, plant and equipment:
Oil and natural gas properties (full cost method) Proved	2,907,592	(14,470)	2,893,122	3,027,316	(14,470)	3,012,846	3,154,639	(14,470)	3,140,169
Accumulated depletion, depreciation and amortization	(1,892,001)	(61,114)	(1,953,115)	(1,924,809)	(59,933)	(1,984,742)	(1,962,242)	(58,711)	(2,020,953)
Other assets:
Derivative instruments	3,901	(3,788)	113	8,276	(2,481)	5,795	6,441	(1,239)	5,202

Total assets	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

Liabilities and member’s capital
Current liabilities:
Other short term liabilities	$143	$—	$143	$2,707	$(2,599)	$108	$3,972	$(3,841)	$131
Long term liabilities:
Other long term liabilities	5,124	(5,080)	44	2,499	(2,481)	18	1,239	(1,239)	—
Member’s capital:
Member’s capital	1,533,008	—	1,533,008	1,533,008	(10,000)	1,523,008	1,533,008	(10,000)	1,523,008
Accumulated deficit	(1,316,493)	(41,657)	(1,358,150)	(1,295,200)	(34,659)	(1,329,859)	(1,283,000)	(40,313)	(1,323,313)
Accumulated other comprehensive income	33,927	(33,927)	—	29,744	(29,744)	—	22,868	(22,868)	—

Total controlling interests member’s capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Total member’s capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Total liabilities and member’s capital	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

	March 31, 2012			June 30, 2012			September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Property, plant and equipment:
Accumulated depletion, depreciation and amortization	$(1,200,366)	$(100,203)	$(1,300,569)	$(1,513,780)	$(108,801)	$(1,622,581)	$(1,763,270)	$(99,091)	$(1,862,361)
Other assets:
Derivative instruments	39,114	—	39,114	30,121	(5,080)	25,041	13,339	(5,080)	8,259

Total assets	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Liabilities and member’s capital
Long term liabilities:
Other long term liabilities	$721	$—	$721	$5,667	$(5,080)	$587	$5,535	$(5,080)	$455
Member’s capital:
Accumulated deficit	(750,736)	43,487	(707,249)	(1,034,326)	463	(1,033,863)	(1,270,511)	(21,742)	(1,292,253)
Accumulated other comprehensive income	143,690	(143,690)	—	109,264	(109,264)	—	77,349	(77,349)	—

Total liabilities and member’s capital	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Sabine Oil and Gas LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31, 2013			Three months ended June 30, 2013			Three months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues
Oil, natural gas and natural gas liquids	$68,283	$(760)	$67,523	$81,356	$—	$81,356	$96,007	$—	$96,007
Gain on derivative instruments	15,004	(15,004)	—	5,205	(5,205)	—	—	—	—

Total revenues	83,460	(15,764)	67,696	86,762	(5,205)	81,557	96,260	—	96,260

Operating expenses
Marketing, gathering, transportation and other	5,237	(760)	4,477	3,744	—	3,744	4,286	—	4,286
Depletion, depreciation and amortization	27,285	(1,113)	26,172	32,893	(1,181)	31,712	37,518	(1,222)	36,296
Impairments	12,719	(12,719)	—	4	—	4	2	—	2

Total operating expenses	64,971	(14,592)	50,379	57,804	(1,181)	56,623	64,745	(1,222)	63,523

Other income (expenses)
Gain (loss) on derivative instruments	(5,472)	(14,113)	(19,585)	27,284	1,022	28,306	5,932	(6,876)	(944)
Other income (expense)	11	—	11	(9,971)	10,000	29	82	—	82

Total other income (expense)	(28,779)	(14,113)	(42,892)	(7,665)	11,022	3,357	(19,315)	(6,876)	(26,191)

Net income (loss) including noncontrolling interests	(10,290)	(15,285)	(25,575)	21,293	6,998	28,291	12,200	(5,654)	6,546

Net income (loss) applicable to controlling interests	$(10,290)	$(15,285)	$(25,575)	$21,293	$6,998	$28,291	$12,200	$(5,654)	$6,546

	Three months ended March 31, 2012			Three months ended June 30, 2012			Three months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues	$49,816	$(919)	$48,897	$38,580	$—	$38,580	$41,590	$—	$41,590
Oil, natural gas liquids and natural gas	26,405	(26,405)	—	31,669	(31,669)	—	27,060	(27,060)	—

Gain on derivative instruments	76,132	(27,324)	48,808	70,237	(31,669)	38,568	68,698	(27,060)	41,638

Total revenues
Operating expenses
Marketing, gathering, transportation and other	5,530	(919)	4,611	4,177	—	4,177	4,429	—	4,429
Depletion, depreciation and amortization	27,028	(1,548)	25,480	24,267	(955)	23,312	20,296	(983)	19,313
Impairments	140,603	(54,296)	86,307	291,698	9,553	301,251	233,923	1,153	235,076
Loss on sale of assets	—	—	—	—	—	—	9,880	(9,880)	—

Total operating expenses	193,700	(56,763)	136,937	337,945	8,598	346,543	285,278	(9,710)	275,568

Other income (expenses)
Gain (loss) on derivative instruments	(640)	39,258	38,618	(4,488)	(2,758)	(7,246)	(8,212)	(4,854)	(13,066)

Total other income (expense)	(12,610)	39,258	26,648	(15,886)	(2,758)	(18,644)	(19,592)	(4,854)	(24,446

Net income (loss) including noncontrolling interests	(130,178)	68,697	(61,481)	(283,594)	(43,025)	(326,619)	(236,172)	(22,204)	(258,376)

Net income (loss) applicable to controlling interests	$(130,151)	$68,697	$(61,454)	$(283,591)	$(43,025)	$(326,616)	$(236,186)	$(22,204)	$(258,390)

Sabine Oil and Gas LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31, 2013			Six months ended June 30, 2013			Nine months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$(10,290)	$(15,285)	$(25,575)	$11,003	$(8,287)	$2,716	$23,203	$(13,941)	$9,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,285	(1,113)	26,172	60,177	(2,294)	57,883	97,695	(3,516)	94,179
Impairments	12,719	(12,719)	—	12,723	(12,719)	4	12,725	(12,719)	6
(Gain) loss on derivative instruments	5,574	29,117	34,691	(18,731)	33,300	14,569	(13,138)	40,176	27,038

Net cash provided by operating activities	$22,197	$—	$22,197	$83,386	$10,000	$93,386	$139,771	$10,000	$149,771

Cash flows from financing activities:
Distributions to member	$—	$—	$—	$—	$(10,000)	$(10,000)	$—	$(10,000)	$(10,000)

Net cash provided by (used in) financing activities	$49,753	$—	$49,753	$52,364	$(10,000)	$42,364	$107,845	$(10,000)	$97,845

	Three months ended March 31, 2012			Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(130,178)	$68,697	$(61,481)	$(413,772)	$25,672	$(388,100)	$(649,944)	$3,468	$(646,476)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,028	(1,548)	25,480	51,296	(2,503)	48,793	71,592	(3,486)	68,106
Impairments	140,603	(54,296)	86,307	432,301	(44,743)	387,558	666,223	(43,590)	622,633
Loss on sale of asset	439	—	439	438	—	438	10,318	(9,880)	438
Loss on derivative instruments	49	(12,853)	(12,804)	(1,098)	21,574	20,476	11,524	53,488	65,012

Net cash provided by operating activities	$31,629	$—	$31,629	$79,392	$—	$79,392	$106,973	$—	$106,973

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS PRODUCING ACTIVITIES

(UNAUDITED)

The following supplemental information regarding Sabine’s oil and natural gas producing activities is presented in accordance with the requirements of Section 932-235-50 of the ASC.

Costs Incurred

The costs incurred in oil and natural gas acquisitions, exploration and development activities were as follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Property acquisition costs, proved	$—	$429,682	(1)	$466,874
Property acquisition costs, unproved	51,184	165,657	(1)	28,663
Exploration and extension well costs	4,553	43,097	(1)	507
Development costs	371,525	56,112	(1)	274,631
Asset retirement costs	993	1,887		5,693

Total Costs	$428,255	$696,435	(1)	$776,368

(1)	Sabine revised this previously reported unaudited financial information to exclude the proceeds from divested properties of $39.2 million, remove the effects of bargain purchase gains as restated and to conform to current period presentation.

Capitalized Costs

The capitalized costs in oil and natural gas properties were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Proved properties	$3,204,317	$2,825,430	$2,292,875
Unproved properties	208,823	332,898	208,230

	3,413,140	3,158,328	2,501,105
Accumulated depletion, depreciation and amortization	(2,049,132)	(1,914,919)	(1,185,582)

Net capitalized costs	$1,364,008	$1,243,409	$1,315,523

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

(UNAUDITED)

Results of Operations

Results of operations for oil and natural gas producing activities, which exclude processing and other activities, corporate general and administrative expenses, and straight-line depreciation expense on non oil and gas assets, were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421

Operating costs:
Lease operating expenses	42,491	41,011	27,113
Workover expenses	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
Depletion, depreciation and amortization	134,213	87,625	71,178
Impairments	—	641,891	—

Results of operations	$139,968	$(617,634)	$76,303

Oil and Natural Gas Reserves and Related Financial Data

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur from time to time.

The following tables set forth Sabine’s total proved reserves and the changes in its total proved reserves. These reserve estimates are based in part on reports prepared by Ryder Scott L.P. (“Ryder Scott”) and Miller and Lents, Ltd. (“Miller and Lents”) independent petroleum engineers, utilizing data compiled by Sabine. In preparing their reports, Ryder Scott evaluated properties representing all of Sabine’s proved reserves at December 31, 2013 and Miller and Lents evaluated properties representing all of its proved reserves at December 31, 2012 and 2011. Sabine’s proved reserves are located onshore in the United States. There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved reserves are the estimated quantities of natural gas, natural gas liquids and oil that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in future years from known oil and natural gas reservoirs under existing economic conditions, operating methods and government regulations at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves as of December 31, 2013, 2012 and 2011 were estimated using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve months as required under SEC rules. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $3.67, $2.76 and $4.12, respectively, for natural gas. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $96.78, $94.71 and $96.19, respectively, for oil. The average of the historical unweighted first-day-of-the-month prices for the prior twelve months as of March 2014 is $3.99 for natural gas and $98.30 for oil, and the future prices actually received may materially differ from current prices or the prices used in making the reserve estimates impacting the amount of proved developed and proved undeveloped reserves as of December 31, 2013. With respect to future development costs and operating expenses, Sabine derived estimates using the current cost environment at year end, which is consistent with current SEC rules.

Estimated Proved Reserves	Oil (MMbbls)	NGLS (MMbbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)
December 31, 2010	4.8	11.2	1,111.0	1,206.7

Revisions of previous estimates	(2.8)	(5.6)	(720.2)	(770.6)
Extensions and discoveries	1.3	5.1	207.1	245.7
Production	(0.7)	(0.2)	(39.0)	(44.3)
Purchases of minerals in Place	3.3	15.5	611.1	723.9

December 31, 2011	5.9	26.0	1,170.0	1,361.4

Revisions of previous estimates	(2.2)	(12.2)	(504.3)	(591.1)
Extensions and discoveries	2.2	0.4	2.6	18.0
Production	(0.3)	(0.9)	(41.1)	(48.6)
Purchases of minerals in Place	10.5	16.2	117.5	277.8
Sales of minerals in Place	(0.1)	(0.1)	(35.7)	(36.7)

December 31, 2012	16.0	29.4	709.0	980.8

Revisions of previous estimates	0.1	—	(58.3)	(57.4)
Extensions and discoveries	6.9	5.4	73.7	147.5
Production	(1.4)	(1.8)	(44.0)	(63.4)
Sales of minerals in Place	(4.7)	(8.0)	(92.1)	(168.2)

December 31, 2013	16.9	25.0	588.3	839.3

December 31, 2010
Proved developed	4.6	1.5	295.6	332.6
Proved undeveloped	0.2	9.7	815.4	874.1
	4.8	11.2	1,111.0	1,206.7
December 31, 2011
Proved developed	2.4	10.3	514.9	591.2
Proved undeveloped	3.5	15.7	655.1	770.2
	5.9	26.0	1,170.0	1,361.4

December 31, 2012
Proved developed	3.8	10.2	415.0	499.2
Proved undeveloped	12.1	19.3	292.9	481.6
	15.9	29.5	707.9	980.8

December 31, 2013
Proved developed	6.0	11.6	360.6	466.1
Proved undeveloped	10.9	13.4	227.7	373.2
	16.9	25.0	588.3	839.3

Revisions of previous estimates. Negative revisions of 720.2 Bcf in 2011 and 504.3 Bcf in 2012, were primarily the result the reclassification of proved undeveloped reserves to probable undeveloped reserves for proved undeveloped reserves that are not expected to be developed five years from the time the reserves were initially disclosed. As a result of significantly declining gas price from $4.376 in 2010 to $4.12 in 2011 to $2.76 in 2012, certain natural gas-weighted projects no longer met economic investment criteria based on the unweighted arithmetic average of the first-day-of-the-month commodity prices utilized in calculating the reserve estimates. In addition, lower natural gas prices also delayed Sabine’s initial expected development time frame for drilling certain of its proved undeveloped natural gas locations beyond five years from the time the associated reserves were originally recorded. Also as a result of increased development and operating costs, Sabine reduced the development program and rig count. Accordingly, these PUDs were reclassified to probable undeveloped reserves.

Extensions and discoveries. In 2011, Sabine had 245.7 Bcfe of extensions and discoveries, which were primarily due to exploration and development activities in Haynesville Shale and Cotton Valley in East Texas. In 2013, Sabine had 147.5 Bcfe of extensions and discoveries, which were primarily due to exploration and development activities in the Texas Panhandle and Eagle Ford in South Texas.

Purchases and sales of minerals in place. Purchases and sales of reserves in place for each of the years presented in the table above represent the acquisition and sale of oil and natural gas property interests. See Note 4 for a description of these transactions.

The proved oil and natural gas reserves utilized in the preparation of the financial statements were estimated by Ryder Scott as of December 31, 2013 and Miller and Lents as of December 31, 2012 and 2011. These independent petroleum consultants made their estimations in accordance with guidelines established by the SEC and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information was developed utilizing procedures prescribed by ASC 932, Disclosures about Oil and Gas Producing Activities. The information is based on estimates prepared by Sabine’s petroleum engineering staff. The “standardized measure of discounted future net cash flows” should not be viewed as representative of the current value of Sabine’s proved oil and natural gas reserves. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating Sabine or its performance.

In reviewing the information that follows, Sabine believes that the following factors should be taken into account:

•	future costs and sales prices will probably differ from those required to be used in these calculations;

•	actual production rates for future periods may vary significantly from the rates assumed in the calculations;

•	a 10% discount rate may not be reasonable relative to risk inherent in realizing future net oil and natural gas revenues.

Under the standardized measure, future cash inflows were estimated by using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve month periods ended December 31, 2013, 2012 and 2011. Future cash inflows do not reflect the impact of open hedge positions. Future cash inflows were reduced by estimated future development and production costs based on year end costs in order to arrive at net cash flows before tax. Use of a 10% discount rate and year-end prices and costs are required by ASC 932.

In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible outcomes.

The standardized measure of discounted future net cash flows from Sabine’s estimated proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Future cash inflows	$4,667,459	$4,615,745	$6,724,283
Less related future:
Production costs	(1,127,359)	(1,413,634)	(2,020,736)
Development costs	(682,876)	(1,055,357)	(1,326,857)

Future net cash inflows	2,857,224	2,146,754	3,376,690
10% annual discount for estimated timing of cash flows	(1,506,352)	(1,236,961)	(2,207,421)

Standardized measure of discounted future net cash flows	$1,350,872	$909,793	$1,169,269

An adjustment for future income tax expense is not included because Sabine is a limited liability company and treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Sabine being passed through to the Member.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Beginning Balance	$909,793	$1,169,269		$585,674
Revisions of previous estimates
Changes in prices and costs	186,943	(105,480	)(1)	(41,896)
Changes in quantities	45,167	(561,009	)(1)	40,535
Net change due to extensions, discoveries, and improved recovery	392,752	35,351		168,123
Purchases of reserves	—	467,885	(1)	527,760
Sales of reserves	(152,677)	(26,436	)(1)	—
Accretion of discount	90,973	116,927		58,567
Sales of oil and gas, net	(274,180)	(114,520	)(1)	(147,481)
Change in estimated future development costs	22,181	(5,636	)(1)	(102,647)
Previously estimated development costs incurred	117,377	29,068		88,980
Changes in rate of production and other, net	12,542	(95,626	)(1)	(8,346)

Net change	441,078	(259,476)		583,595

Ending Balance	$1,350,872	$909,793		$1,169,269

(1)	Sabine has revised this previously reported unaudited financial information.

Condensed Consolidated Financial Statements

Sabine Oil & Gas LLC

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,774	$11,821
Accounts receivable, net	96,245	71,384
Prepaid expenses and other current assets	3,938	2,910
Derivative instruments	12,819	7,806

Total current assets	118,776	93,921

Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	3,725,465	3,204,317
Unproved	170,220	208,823
Gas gathering and processing equipment	14,207	19,577
Office furniture and fixtures	13,252	11,167

	3,923,144	3,443,884
Accumulated depletion, depreciation and amortization	(2,201,651)	(2,063,842)

Total property, plant and equipment, net	1,721,493	1,380,042

Other assets:
Derivative instruments	1,422	4,332
Deferred financing costs, net	19,531	26,502
Goodwill	173,547	173,547
Other long term assets	100	375

Total other assets	194,600	204,756

Total assets	$2,034,869	$1,678,719

Liabilities and member’s capital
Current liabilities:
Accounts payable—trade	$21,311	$16,148
Royalties payable	37,636	33,964
Accrued exploration and development	99,170	75,819
Accrued operating expenses and other	35,746	47,602
Accrued interest payable	15,364	23,891
Derivative instruments	5,293	11,625
Other short term liabilities	44	278

Total current liabilities	214,564	209,327

Long term liabilities:
Credit facility	574,000	250,000
Term loan	646,505	645,272
Senior notes	348,511	348,040
Asset retirement obligation	14,872	13,798
Derivative instruments	3,899	11,272
Other short term liabilities	527	—

Total long term liabilities	1,588,314	1,268,382

Commitments and contingencies
Member’s capital:
Member’s capital	1,523,008	1,523,008
Accumulated deficit	(1,291,017)	(1,321,998)

Total member’s capital	231,991	201,010

Total liabilities and member’s capital	$2,034,869	$1,678,719

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Financial Statements

Sabine Oil & Gas LLC

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
		(as restated)		(as restated)
Revenues
Oil, natural gas liquids and natural gas	$122,125	$96,007	$355,401	$244,886
Other	286	253	1,145	627

Total revenues	122,411	96,260	356,546	245,513

Operating expenses
Lease operating	11,913	11,004	34,662	30,650
Workover	1,656	817	2,361	1,078
Marketing, gathering, transportation and other	6,544	4,286	17,091	12,507
Production and ad valorem taxes	5,138	4,996	15,579	12,564
General and administrative	6,560	5,882	20,584	18,812
Depletion, depreciation and amortization	52,787	36,296	142,995	94,179
Accretion	229	227	668	655
Impairments	—	2	1,659	6
Other operating expenses	4,749	(48)	7,999	(25)

Total operating expenses	89,576	63,462	243,598	170,426

Other income (expenses)
Interest expense, net of capitalized interest	(27,726)	(25,329)	(80,383)	(73,625)
Gain (loss) on derivative instruments	37,430	(944)	(1,611)	7,777
Other income	5	21	27	23

Total other income (expenses)	9,709	(26,252)	(81,967)	(65,825)

Net income (loss)	$42,544	$6,546	$30,981	$9,262

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Financial Statements

Sabine Oil & Gas LLC

Condensed Consolidated Statement of Member’s Capital (Unaudited)

(in thousands)

	Member’s Capital		Accumulated Deficit	Total Member’s Capital
	Units	Value
Balance as of December 31, 2012—(As Restated)	1,536	$1,533,008	$(1,332,575)	$200,433

Distributions to member	—	(10,000)	—	(10,000)
Net income	—	—	10,577	10,577
Balance as of December 31, 2013	1,536	$1,523,008	$(1,321,998)	$201,010

Net loss	—	—	30,981	30,981

Balance as of September 30, 2014	1,536	$1,523,008	$(1,291,017)	$231,991

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Financial Statements

Sabine Oil & Gas LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2014	2013
	(in thousands)
		(as restated)
Cash flows from operating activities:
Net income (loss)	$30,981	$9,262
Adjustments to reconcile net income (loss )to net cash provided by operating activities:
Depletion, depreciation and amortization	142,995	94,179
Impairments	1,659	6
Gain on sale of asset	(1,375)	—
Accretion expense	668	655
Accrued interest expense and unamortized debt discount	(5,945)	1,534
Amortization of deferred rent	(72)	(239)
Amortization of deferred financing costs	8,624	6,962
(Gain) loss on derivative instruments	(6,033)	27,038
Amortization of option premiums	(9,774)	(859)
Amortization of prepaid expenses	2,697	3,509
Working capital and other changes:
Increase in accounts receivable	(25,084)	(36,208)
Increase in other assets	(3,687)	(5,177)
Increase (decrease) in accounts payable, royalties payable and accrued liabilities	(7,405)	49,109

Net cash provided by operating activities	128,249	149,771

Cash flows from investing activities:
Oil and natural gas property additions	(431,494)	(236,458)
Oil and natural gas property acquisitions	(36,772)	—
Cash received from insurance proceeds	—	604
Gas processing equipment additions	(2,881)	(3,121)
Other asset additions	(2,122)	(1,302)
Cash received from sale of assets	15,127	2,746

Net cash used in investing activities	(458,142)	(237,531)

Cash flows from financing activities:
Borrowings under senior secured revolving credit facility	364,000	150,000
Borrowings under second lien term loan	—	153,500
Debt repayments for the senior secured revolving credit facility	(40,000)	(190,000)
Debt issuance costs	(154)	(5,655)
Distributions to member	—	(10,000)

Net cash provided by financing activities	323,846	97,845

Net increase (decrease) in cash and cash equivalents	(6,047)	10,085
Cash and cash equivalents, beginning of period	11,821	6,193

Cash and cash equivalents, end of period	$5,774	$16,278

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Effective December 19, 2012, NFR Energy LLC was renamed Sabine Oil & Gas LLC (“Sabine” or “the Company”). The Company was established as a Delaware limited liability company in late 2006 to invest in oil and natural gas exploration and production opportunities within the onshore U.S. market. The Company is wholly owned by Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Holdings II”), which is wholly owned by Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Holdings” or “Member”), which in turn is wholly owned by Sabine Investor Holdings LLC (“SIH”). Currently, affiliates of First Reserve Corporation (“First Reserve”), own approximately 99.7% of the equity interests of SIH. Certain members of the Company’s management and board of representatives indirectly own interests in the Company through their 0.3% ownership interests in SIH, the controlling member of Holdings.

The Company operates in the exploration and production segment of the energy industry and is pursuing development and exploration projects in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs, and acquisitions, in both conventional and unconventional resources. Sabine is a holding company which conducts its operations through its subsidiaries, which own the operating assets of the Company.

Recent Developments

On July 9, 2014, the Company entered into an amended and restated merger agreement (the “Merger Agreement”) with Forest Oil Corporation (“Forest Oil”), SIH, Holdings, Holdings II, and FR XI Onshore AIV, LLC (“AIV Holdings”) providing for a combination of Forest Oil’s and the Company’s business. The Merger Agreement provides that SIH will contribute all of the equity interests of Holdings, and AIV Holdings will contribute all of the equity interests in two other holding companies, FR NFR Holdings, Inc. and FR NFR, PI, Inc., to Forest Oil, with Holdings becoming a wholly owned subsidiary of Forest Oil. FR NFR Holdings, Inc. and FR NFR PI, Inc. will subsequently merge with and into Forest Oil, with Forest Oil surviving. Holdings, Holdings II and the Company will then subsequently merge with and into Forest Oil, with Forest Oil surviving and the operating subsidiaries of the Company becoming subsidiaries of Forest Oil.

In exchange for the contribution, (i) SIH and AIV Holdings will receive approximately 123,837,490 and 39,874,020 shares of Forest Oil common stock, respectively and (ii) SIH and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Oil Series A convertible common-equivalent preferred stock (convertible into approximately 166,424,900 shares of Forest common stock), respectively. Upon consummation of the combination transaction, current Forest Oil common shareholders will continue to hold their shares of Forest Oil common stock, which shares will represent (based on the number of Forest Oil common shares outstanding as of May 5, 2014) approximately 42% of the issued and outstanding Forest Oil common shares, approximately a 26.5% economic interest in Forest Oil and 20% of the total voting power in Forest Oil, and SIH and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest Oil common shares and 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest Oil and 80% of the total voting power in Forest Oil. If approved, Forest Oil will be renamed “Sabine Oil & Gas Corporation” concurrently with the closing of the transactions contemplated by the Merger Agreement (the “Transactions”).

The closing of the Transactions is conditioned on (i) approval by holders of a majority of the Forest Oil common shares present (in person or by proxy) at a special meeting of the Forest Oil common shareholders of the issuance of Forest Oil stock to SIH and AIV Holdings in connection with the Transactions (ii) approval by the affirmative vote of holders of a majority of the outstanding Forest Oil common shares of an amendment to Forest Oil’s certificate of incorporation to increase the number of authorized common shares (the “authorized share proposal”) and (iii) other customary conditions.

If the authorized share proposal is not approved and Forest Oil and SIH mutually agree to waive this condition, then in exchange for the contribution, SIH and AIV Holdings will instead receive shares of Forest Oil Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest Oil common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, SIH and AIV Holdings would receive (i) approximately 37,822,023 and 12,178,187 shares of Forest Oil common shares, (ii) approximately 1,258,900 and 405,349 shares of Forest Oil Series A convertible common-equivalent preferred stock and (iii) approximately 860,155 and 276,958 shares of Forest Series Oil B convertible common-equivalent preferred stock, respectively. In that case, upon consummation of the Transactions, and based upon the number of Forest Oil common shares outstanding as of May 5, 2014, current Forest Oil common shareholders would hold approximately 70% of the issued and outstanding Forest Oil common shares, representing approximately a 26.5% economic interest in Forest Oil and 20% of the total voting power in Forest Oil, and SIH and AIV Holdings will collectively hold approximately 30% of the issued and outstanding Forest Oil common shares, 100% of the issued and outstanding Forest Oil Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Oil Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest Oil and 80% of the total voting power in Forest Oil.

In connection with entering into the Merger Agreement, SIH and AIV Holdings entered into a related amended and restated stockholder’s agreement and an amended and restated registration rights agreement with Forest Oil, governing certain rights and obligations of SIH and AIV Holdings with respects to the shares of Forest Oil stock they will receive as consideration in connection with the transactions, which will become effective upon the closing of the Transactions.

The foregoing summary of the Merger Agreement and Transactions does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, stockholder’s agreement and registration rights agreement, which are filed as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to Forest Oil’s Form 8-K filed with the SEC on July 10, 2014.

The definitive proxy materials, including notice of Forest Oil shareholders’ meeting to be held on November 20, 2014, were mailed to Forest Oil shareholders on or about October 20, 2014.

2.	Significant Accounting Policies

Basis of Presentation

The Company presents its condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The accompanying condensed consolidated financial statements include Sabine and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

These interim financial statements have not been audited. However, in the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary for a fair statement of the financial statements have been included. Results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, as these are interim financial statements, they do not include all disclosures required for financial statements prepared in conformity with GAAP. These financial statements and notes should be read in conjunction with Sabine’s audited consolidated financial statements and the notes thereto included in the Company’s Annual Report for the year ended December 31, 2013.

Restatement of Previously Issued Financial Statements

The Company is restating its financial statements for the three and nine months ended September 30, 2013 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). The Company determined that the formal documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company’s oil and natural gas hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the preparation of its financial statements. The restatements eliminate hedge accounting treatment which had been applied in 2013.

Under ASC 815, the fair value of hedge contracts is recognized in the balance sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income”, and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that was not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Gain (loss) on derivative instruments”. Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the balance sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Gain (loss) on derivative instruments” within Other income (expenses) on the statements of operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the statements of operations as a component of earnings.

The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of revenues, and has reclassified gains of $20.2 million in the nine months ended September 30, 2013 to “Loss on derivative instruments” within Other income (expenses) as a result of eliminating hedge accounting. No gains were reclassified to “Loss on derivative instruments” within Other income (expenses) in the three months ended September 30, 2013. In addition, the Company reclassified $6.9 million and $40.2 million of losses in the three and nine months ended September 30, 2013 from “Accumulated other comprehensive income” to “Loss on derivative instruments” within Other income (expenses). Because the derivatives did not qualify for hedge accounting, the inclusion of hedge value for designated contracts in the full cost ceiling calculation at all balance sheet dates when the ceiling test was performed was not appropriate. Thus, Sabine’s full cost ceiling calculations were revised and resulted in restatements to increase impairment expense recognized in earlier periods and reductions to the Company’s ceiling test impairment expense of $12.7 million in the nine months ended September 30, 2013, as well as requiring restatements to decrease depletion expense by $1.2 million and $3.5 million in the three and nine months ended September 30, 2013. No reductions to the Company’s ceiling test impairment expense were recorded in the three months ended September 30, 2013.

In December 2012, Ramshorn, a subsidiary of Nabors, sold its entire membership interest in Sabine to affiliates of First Reserve, excluding a deferred payment of $10 million due on or before June 30, 2013. The deferred payment was deemed a senior equity right in the Company until paid in full and guaranteed by First Reserve. The deferred payment was settled by Sabine in June 2013. The Company previously recognized the $10 million within Other income (expenses) on the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2013, and has reclassified this payment to Member’s capital on the Condensed Consolidated Balance Sheets as of September 30, 2013 for treatment as an equity distribution.

Certain other reclassifications have been made to prior periods in order to conform to current period presentation.

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Condensed Consolidated Statements of Operations:

	Three months ended September 30, 2013			Nine months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)
Revenues
Gain (loss) on derivative instruments	$—	$—	$—	$20,209	$(20,209)	$—

Total revenues	96,260	—	96,260	265,722	(20,209)	245,513

Operating expenses
Lease operating	11,017	(13)	11,004	30,724	(74)	30,650
Depletion, depreciation and amortization	37,518	(1,222)	36,296	97,695	(3,516)	94,179
Impairments	2	—	2	12,725	(12,719)	6
Other operating expenses	—	(48)	(48)	—	(25)	(25)

Total operating expenses	64,745	(1,283)	63,462	186,760	(16,334)	170,426

Other income (expenses)
Gain (loss) on derivative instruments	5,932	(6,876)	(944)	27,744	(19,967)	7,777
Other income (expense)	82	(61)	21	(9,878)	9,901	23

Total other expenses	(19,315)	(6,937)	(26,252)	(55,759)	(10,066)	(65,825)

Net income (loss)	$12,200	$(5,654)	$6,546	$23,203	$(13,941)	$9,262

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Condensed Consolidated Statements of Cash Flows:

	Nine months ended September 30, 2013
	As Reported	Adjustments	As Related
	(in thousands)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$23,203	$(13,941)	$9,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	97,695	(3,516)	94,179
Impairments	12,725	(12,719)	6
(Gain) loss on derivative instruments	(13,138)	40,176	27,038

Net cash provided by operating activities	$139,771	$10,000	$149,771

Cash flows from financing activities:
Distributions to member	—	(10,000)	(10,000)

Net cash provided by (used in) financing activities	$107,845	$(10,000)	$97,845

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

The Company’s significant receivables are comprised of oil and natural gas revenue receivables. The amounts are due from a limited number of entities; therefore, the collectability is dependent upon the general economic circumstances of a few purchasers. The Company regularly reviews collectability and establishes an allowance for doubtful accounts as necessary using the specific identification method. The receivables are not collateralized.

Derivative instruments subject the Company to a concentration of credit risk (see Note 8).

Inventory

Inventory, which is included in “Prepaid expenses and other current assets” on Sabine’s Condensed Consolidated Balance Sheets, consists principally of tubular goods, spare parts, and equipment used in the Company’s drilling operations. The inventory balance, net of impairments, was $0.8 million and $0.7 million as of September 30, 2014 and December 31, 2013, respectively. Inventory is stated at the lower of weighted average cost or market. The Company had no material impairments relating to obsolete inventory during the three and nine months ended September 30, 2014 and 2013.

Oil and Natural Gas Properties and Equipment

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. The Company capitalized $2.1 million and $2.7 million of internal costs for the three months ended September 30, 2014 and 2013, respectively, and $7.5 million and $4.7 million of internal costs for the nine months ended September 30, 2014 and 2013, respectively. Costs associated with production and general corporate activities are expensed in the period incurred. The Company also includes the present value of its dismantlement, restoration and abandonment costs within the capitalized oil and natural gas property balance (see “Asset Retirement Obligation” below). Unless a significant portion of the Company’s proved reserve quantities is sold (greater than 25%), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

Depletion of proved oil and natural gas properties is computed using the units-of-production method based upon estimated proved oil and natural gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. Unproved properties are reviewed on a quarterly basis for impairment, and if impaired, are reclassified to proved properties and included in the ceiling test and depletion calculations.

Under the full cost method of accounting, a ceiling test is performed on a quarterly basis. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of “Accumulated depletion, depreciation and amortization” (“Accumulated DD&A”) on the Company’s Condensed Consolidated Balance Sheets, may not exceed the estimated future net cash flows from proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the Company’s Condensed Consolidated Balance Sheets, using the unweighted average first day of the month prices for the prior twelve month period ended September 30, 2014 and December 31, 2013 (adjusted for quality and basis differentials) held flat for the life of production, discounted at 10%, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as accumulated DD&A.

For the three and nine months ended September 30, 2014 and 2013, the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. The average of the unweighted first day of the month prices for the prior twelve month periods ended September 30, 2014 and 2013 was $4.24 and $3.60 per Mcf for natural gas. Additionally, the average of the unweighted first day of the month prices for the prior twelve month periods ended September 30, 2014 and 2013 was $99.08 and $95.04 per Bbl for oil. As of September 30, 2014, the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $69.9 million.

The Company’s depletion expense on oil and natural gas properties is calculated each quarter utilizing period end reserve quantities. The Company recorded $52.1 million and $35.6 million of depletion on oil and natural gas properties for the three months ended September 30, 2014 and 2013, respectively, and $141.0 million and $91.8 million for the nine months ended September 30, 2014 and 2013, respectively. As a rate of production, depletion was $2.68 per Mcfe and $2.10 per Mcfe for the three months ended September 30, 2014 and 2013, respectively, and $2.57 per Mcfe and $2.07 per Mcfe for the nine months ended September 30, 2014 and 2013, respectively.

Gathering assets and related facilities, certain other property and equipment, and furniture and fixtures are depreciated using the straight-line method based on the estimated useful lives of the respective assets, generally ranging from 3 to 30 years. These assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value. In the second quarter of 2014, the Company recorded impairment charges for gas gathering and processing equipment of $1.7 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions. No impairment charge for gas gathering and processing equipment was recorded in the three months ended September 30, 2014. Additionally, no impairment charge for gas gathering and processing equipment was recorded in the three and nine months ended September 30, 2013. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Repairs and maintenance costs are expensed in the period incurred.

No insurance proceeds were received during the three and nine months ended September 30, 2014. During the nine months ended September 30, 2013, the Company received insurance proceeds of $0.6 million, which was netted with the replacement costs recognized in oil and natural gas properties. No insurance proceeds were received during the three months ended September 30, 2013.

Capitalized Interest

The Company capitalizes interest costs to oil and natural gas properties on expenditures made in connection with exploration and development projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. The Company capitalized $1.5 million and $3.2 million of interest for the three months ended September 30, 2014 and 2013, respectively, and $5.0 million and $10.1 million for the nine months ended September 30, 2014 and 2013, respectively.

Leases

The Company accounts for leases with escalation clauses and rent holidays on a straight-line basis. The deferred rent expense liability associated with future lease commitments, if applicable, is reported under the caption “Other short term liabilities” on the Company’s Condensed Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to achieve a more predictable cash flow from its oil and natural gas production by reducing its exposure to price fluctuations. Such derivative instruments, which are placed with major financial institutions who are participants in the Company’s Credit Facility (see Note 5) that the Company believes are minimal credit risks, may take the form of forward contracts, futures contracts, swaps, options, or basis swaps.

At September 30, 2014, substantially all of Sabine’s oil and natural gas derivative contracts are settled based upon reported New York Mercantile Exchange (NYMEX) prices. Sabine’s derivative contracts are with multiple counterparties to minimize the Company’s exposure to any individual counterparty, and Sabine has netting arrangements with all of the Company’s counterparties that provide for offsetting payables against receivables from separate hedging arrangements with that counterparty. The oil and natural gas reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a generally high degree of historical correlation with actual prices received by the Company for its oil and natural gas production. Sabine’s fixed-price swap and option agreements are used to fix the sales price for the Company’s anticipated future oil and natural gas production. Upon settlement, the Company receives a fixed price for the hedged commodity and receives or pays the counterparty a floating market price, as defined in each instrument. The instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, the Company pays the counterparty. When the fixed price exceeds the floating price, the counterparty is required to make a payment to the Company.

Sabine’s derivatives instruments at September 30, 2014 included oil and natural gas options in addition to fixed price swaps. The Company has bought and sold natural gas puts, bought and sold oil and natural gas calls and sold oil puts. For the oil and natural gas calls, the buyer has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the oil and natural gas puts, the buyer has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in the future.

The Company records balances resulting from commodity risk management activities on the Condensed Consolidated Balance Sheets as either assets or liabilities measured at fair value. Gains and losses from the change in fair value of derivative instruments and cash settlements on commodity derivatives are presented within “Gain (loss) on derivative instruments” located in Other income (expenses) in the Condensed Consolidated Statements of Operations.

Deferred Financing Costs

Deferred financing costs of approximately $0.4 million were incurred during the three months ended September 30, 2014. The Company had no material deferred financing costs during the three months ended September 30, 2013. Deferred financing costs of approximately $1.5 million and $4.9 million were incurred during the nine months ended September 30, 2014 and 2013, respectively. Costs in 2014 and 2013 are associated with the Company’s second lien term loan agreement (“Term Loan”) and senior secured revolving credit facility (“Credit Facility”) (see Note 5). Deferred financing costs associated with the Term Loan, Credit Facility and 9.75% senior unsecured notes due 2017 (the “2017 Notes”) are being amortized over the life of the respective obligations with $2.2 million included in interest expense for each of the three months ended September 30, 2014 and 2013, and $6.7 million for each of the nine months ended September 30, 2014 and 2013. The Company also expensed $0.3 million in January 2013 as a result of reductions in the borrowing base of the Credit Facility.

Financial Instruments

The Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Company’s Credit Facility and Term Loan are reported at carrying value which approximates fair value based on current rates applicable to similar instruments. Since considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts the Company could realize upon the purchase or refinancing of such instruments. The Company’s derivative instruments are reported at fair value based on Level 2 fair value methodologies and the 2017 Notes are reported at carrying value but further compared to fair value based on Level 2 fair value methodologies (see Note 9).

Goodwill

Goodwill is tested for impairment on an annual basis as of October 1 of each year.

The testing of goodwill for impairment is done via a two-step process. The first step of the process compares the fair value of the country-wide cost center with its carrying amount including goodwill. The fair value of the country-wide cost center will be determined by using a discounted cash flows model which relies primarily on Sabine’s reserve data which include significant assumptions, judgments and estimates, as well as a calculated weighted average cost of capital (“WACC”), derived through analysis of the capital structures of selected peer companies and relevant statistical market data. When the fair value derived exceeds the carrying amount, no impairment is present and the test is concluded.

When the carrying amount exceeds the fair value derived, the second step of the impairment test is performed to compare the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit as if the unit had been acquired in a business combination. The excess of fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Impairment is recognized for the amount of carrying value in excess of implied fair value, limited to the total carrying value of goodwill.

Factors, such as significant decreases in commodity prices and unfavorable changes in the significant assumptions, judgments and estimates used to estimate reserves could result in a goodwill impairment charge. A goodwill impairment charge would have no effect on Sabine’s liquidity or capital resources. However, it would adversely affect Sabine’s results of operations in that period.

Goodwill totaled $173.5 million at September 30, 2014 and December 31, 2013. No impairment of goodwill was recognized during the nine months ended September 30, 2014 and 2013.

Asset Retirement Obligation

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, the Company records an “Asset retirement obligation” (“ARO”) as a liability and capitalizes the present value of the asset retirement cost in “Oil and natural gas properties” on the Condensed Consolidated Balance Sheets in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis within the related full cost pool.

The information below reconciles the recorded amount of Sabine’s asset retirement obligations:

For the nine months ended September 30, 2014
(in thousands)
Beginning balance	$13,798
Liabilities incurred	559
Liabilities settled	(110)
Revisions	(43)
Accretion expense	668

Ending balance	$14,872

Revenue Recognition

The Company records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. The Company uses the entitlement method that requires revenue recognition for the Company’s net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of the Company’s net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances. The Company had no material overproduction or underproduction at September 30, 2014 or December 31, 2013.

Use of Estimates

The preparation of the condensed consolidated financial statements for the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The Company’s condensed consolidated financial statements are based on a number of significant estimates, including acquisition purchase price allocations, fair value of derivative instruments, oil, natural gas liquids and natural gas reserve quantities that are the basis for the calculation of DD&A and impairment of oil, natural gas liquids and natural gas properties, and timing and costs associated with its retirement obligations.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the Member. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying condensed consolidated financial statements.

In accordance with the operating agreement of the Company, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its Member to pay taxes on the taxable income of the Company, the Company would be required to make distributions to the Member in the amount equal to the estimated tax liability of such Member computed as if the Member paid income tax at the highest marginal federal and state rate applicable to an individual resident of New York, New York, in the event that taxable income is generated for the Member. There was no taxable income and therefore no distributions to the Member in 2014 or 2013.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40)” (ASU 2014-15). The amendments within this update provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern with the intent to reduce diversity in the timing and content of footnote disclosures. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Sabine is analyzing the requirements of ASU 2014-15 to determine what impact the new standard will have on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” (ASU 2014-09). This update creates Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) to supersede the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition (“ASC 605”) by requiring an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. Sabine is analyzing the requirements of ASU 2014-9 to determine what impact the new standard will have on its consolidated financial statements and related disclosures.

3.	Significant Customers

During the nine months ended September 30, 2014, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Eastex Crude Company and Laclede Energy accounted for approximately 13%, 12% and 12% of oil, natural gas liquids and natural gas sales, respectively. During the nine months ended September 30, 2013, purchases by four companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Eastex Crude Company, Unimark LLC and CP Energy LLC accounted for approximately 17%, 16%, 12% and 11% of oil, natural gas liquids and natural gas sales, respectively.

4.	Property Acquisitions and Divestitures

On June 10, 2014 and March 25, 2014, the Company acquired working interests in certain oil and natural gas properties in North Texas for a total of $38.0 million, net of purchase price adjustments. The Company recorded a fair value of $33.4 million for proved properties and $4.6 million for unproved properties. No material ARO liability was assumed. The valuations to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates, risk adjusted discount rates and fair value of unevaluated leaseholds.

Total pro forma impact of the June 10, 2014 and March 25, 2014 acquisitions was an increase to “Total revenues” on the Condensed Consolidated Statement of Operations of $4.0 million for the nine months ended September 30, 2014, and a decrease to “Net income” on the Condensed Consolidated Statement of Operations of $2.4 million for the nine months ended September 30, 2014.

On December 18, 2013, the Company closed on the sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $169.0 million, net of certain purchase price adjustments. The sale of the Texas Panhandle and surrounding Oklahoma properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized. Subsequent to December 31, 2013, the Company has recorded purchase price adjustments of approximately $8.4 million as a result of clearing title defects and adjusting post effective date estimates.

On April 30, 2013, the Company closed on the purchase of interests in approximately 5,000 net acres in South Texas for approximately $14.9 million. The acquisition does not qualify as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Acquired properties that are considered to be business combinations are recorded at their fair value. In determining the fair value of the properties, the Company prepares estimates of oil and natural gas reserves as well as an estimate of fair value of unevaluated leaseholds. The

Company uses estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. For the fair value assigned to proved reserves, the future net revenues are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. To compensate for inherent risks of estimating and valuing reserves, proved undeveloped, probable and possible reserves are reduced by additional risk-weighting factors.

5.	Long Term Debt

Senior Notes

On February 12, 2010, the Company and its subsidiary Sabine Oil & Gas Finance Corporation, formerly NFR Energy Finance Corporation, co-issued $200 million in 9.75% 2017 Notes in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S of the Securities Act of 1933. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, the Company recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.9 million and $1.1 million at September 30, 2014 and December 31, 2013, respectively. On April 14, 2010, the Company and Sabine Oil & Gas Finance Corporation issued an additional $150 million in senior notes at 9.75% due 2017. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010. The Company recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.6 million and $0.8 million at September 30, 2014 and December 31, 2013, respectively. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between the Company, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and the Company’s subsidiaries named therein as guarantors.

All of the restricted subsidiaries that guarantee the Company’s senior secured revolving Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

The Company may redeem the 2017 Notes, in whole or in part, at any time, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

The indenture governing the 2017 Notes contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to incur additional indebtedness unless the ratio of adjusted consolidated EBITDA to adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under the Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to the Company or the Company’s other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with Sabine’s affiliates; and sell assets or consolidate or merge with or into other companies. However, if the 2017 Notes have an investment grade rating from Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, Sabine will not be subject to certain of the foregoing covenants.

Senior Secured Revolving Credit Facility

On November 30, 2007, the Company entered into a senior secured revolving credit facility with a syndicate of banks. Through a series of redeterminations, the Company has amended and restated the Credit Facility. The most recent redetermination effective November 12, 2014, increased the borrowing base from $700 million to $750 million. The next scheduled redetermination will be in April 2015.

As of September 30, 2014, commitments under the Credit Facility were $750 million, the borrowing base was $700 million, the outstanding balance amount totaled $574 million and the Company was able to incur approximately $126 million of additional secured indebtedness under the Credit Facility. The Credit Facility’s maturity date is April 7, 2016.

Subsequent to the period ended September 30, 2014, through November 12, 2014, the Company has borrowed $35 million. As of November 12, 2014 after giving effect to the recent redetermination and the borrowings, the borrowing base under the Credit Facility was $750 million, the outstanding amount totaled $609 million and the Company had approximately $141 million of secured indebtedness available under the Credit Facility.

Borrowings made under the Credit Facility are guaranteed by first priority perfected liens and security interests on substantially all assets of Sabine and its wholly-owned domestic subsidiaries.

Interest on borrowings under the Credit Facility accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). The Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) plus an applicable margin that varies from 1.75% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.75% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base). The ABR is calculated as the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) Eurodollar rate on such day (or if such day is not a business day, the immediately preceding business day) plus 1.5%. The Company elects the basis of the interest rate at the time of each borrowing. In addition, Sabine pays a commitment fee of 0.50% under the Credit Facility (quarterly in arrears) for the amount that the aggregate commitments exceed borrowings under the Credit Facility. Effective April 2, 2014, the applicable margin for the Eurodollar rate was amended and reduced to 1.50% (for periods in which Sabine has utilized less than 30% of the borrowing base) and 2.50% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base).

Under the Credit Facility, the Company may request letters of credit, provided that the borrowing base is not exceeded or will not be exceeded as a result of issuance of the letter of credit. There were no outstanding letters of credit on September 30, 2014 or December 31, 2013.

The Credit Facility requires the Company to comply with certain financial covenants to maintain (a) a current ratio, defined as a ratio of consolidated current assets (including the unused amount of the total commitments under the Credit Facility, but excluding noncash assets under ASC 815, Derivatives and Hedging), to consolidated current liabilities (excluding noncash obligations under ASC 815 and the current maturities under the Credit Facility, determined at the end of each quarter), of not less than 1.0 to 1.0; (b) an interest coverage ratio at the end of each quarter defined as a ratio of EBITDA (as such terms are defined in the Credit Facility) for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

In addition, the Credit Facility contains covenants that restrict, among other things, the Company’s ability to incur other indebtedness, create liens, or sell its assets; merge with other entities; pay dividends; enter into hedging agreements; and make certain investments.

At September 30, 2014 and December 31, 2013, Sabine was in compliance with its financial debt covenants under the Credit Facility.

Term Loan Agreement

The Company entered into a $500 million term loan agreement on December 14, 2012 with a maturity date of April 7, 2018. On January 23, 2013, the syndication was completed with an additional funding of $150 million bringing the outstanding balance to $650 million as of September 30, 2014. Proceeds from the Term Loan were used to acquire oil and gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

Borrowings made under the Term Loan are subordinate to the liens and security interests securing the Credit Facility.

Interest on borrowings under the Term Loan accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). Effective with the close of the syndicate in January 2013, the Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) with a floor of 1.25%, plus an applicable margin of 7.50%. The Company elects the basis of the interest rate at the time of each borrowing. The weighted average interest rate incurred on this indebtedness for the three and nine months ended September 30, 2014 was 8.75%. The weighted average interest rate incurred on this indebtedness for the three and nine months ended September 30, 2013 was 8.75% and 8.83%, respectively.

6.	Member’s Capital

Common Units

The Company is authorized to issue one class of units to be designated as “Common Units”. The units are not represented by certificates. All Common Units are issued at a price equal to $1,000 per unit.

Incentive Units

In addition to common units, Holdings established an incentive plan which provides for incentive units which have been issued to certain of the Company’s directors, officers and employees. The incentive units have no voting rights and participate only upon liquidation events meeting certain requisite financial thresholds. No compensation expense related to the incentive units has been recognized by the Company as the occurrence of a liquidation event is not considered probable, and thus the value of the incentive, if any, cannot be determined.

7.	Statement of Cash Flows

During the nine months ended September 30, 2014, the Company’s noncash investing and financing activities consisted primarily of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $0.6 million.

•	Accrued and payable capital expenditures as of September 30, 2014 were $116.8 million.

•	Accrued debt issuance costs as of September 30, 2014 were $1.4 million.

During the nine months ended September 30, 2013, the Company’s noncash investing and financing activities consisted primarily of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $0.5 million.

•	Accrued and payable capital expenditures as of September 30, 2013 were $80.0 million.

8.	Derivative Financial Instruments

The Company is exposed to risks associated with unfavorable changes in the market price of oil and natural gas as a result of the forecasted sale of its production and uses derivative instruments to hedge or reduce its exposure to certain of these risks. For these derivative instruments, the Company did not elect hedge accounting for accounting purposes and, accordingly, recorded the net change in the mark-to-market valuation of these derivative instruments in the Condensed Consolidated Statements of Operations.

All of Sabine’s derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to-market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

Throughout the nine months ended September 30, 2014, the Company has executed derivative contracts as market conditions allowed in order to economically hedge anticipated future cash flows from oil and natural gas producing activities. These include both oil and natural gas fixed-price swap agreements covering certain portions of anticipated 2014 and 2015 production volumes. Additionally, the Company executed option contracts including purchased and written oil and natural gas call agreements, as well as purchased and written oil and natural gas put agreements, covering certain portions of anticipated 2014 and 2015 oil and natural gas production. No material premiums were recognized as a result of these option agreements. None of the fixed-price swap or option contracts were designated for hedge accounting, with all mark to market changes in fair value recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s outstanding trade positions.

Additionally, prior to the nine months ended September 30, 2014, the Company purchased natural gas puts, wrote oil and natural gas calls, and wrote oil and natural gas puts for periods from 2014 through 2016, for which a net premium was recognized. In March 2014, the Company restructured certain sold call contracts for which the Company had previously recognized a premium liability related to 2015 volumes. As a result of this restructuring, the Company released $4.4 million of premium liability into earnings, recognized in “Gain (loss) on derivative instruments” on the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2014. The net unamortized premium included in short term and long term derivative liabilities is $5.3 million and $1.2 million, respectively, at September 30, 2014. See the table below for specific volume, timing, and pricing details regarding Sabine’s derivative positions.

The following swaps and options were outstanding with associated notional volumes and contracted swap, floor, and ceiling prices that represent hedge weighted average prices for the index specified as of September 30, 2014:

Natural Gas
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	5,336,000	$4.04	$—	$—	$—
2014	Swap with sub floor	1,564,000	$3.99	$3.25	$—	$—
2014	Three-way collar	5,520,000	$—	$3.25	$4.50	$4.50
2015	Swap	20,075,000	$4.11	$—	$—	$—
2015	Swap with sub floor	21,900,000	$4.25	$3.70	$—	$—
2016	Sold Call	21,960,000	$—	$—	$—	$5.00

Oil
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	521,180	$92.46	$—	$—	$—
2014	Swap with sub floor	30,820	$89.13	$70.00	$—	$—
2015	Swap	1,841,350	$90.18	$—	$—	$—
2015	Swap with sub floor	339,450	$89.50	$73.47	$—	$—

Effective November 6, 2014, the Company executed additional natural gas swap agreements on 930,000 Mmbtu of anticipated 2014 production, swap agreements on 15,695,000 Mmbtu of anticipated 2015 production and written put agreements on 15,695,000 Mmbtu of anticipated 2015 production.

The Company recorded a short term and a long term derivative asset of $12.8 million and $1.4 million, respectively, and a short term and a long term derivative liability of $5.3 million and $3.9 million, respectively, related to the fair value of the derivative instrument’s prices on related volumes as of September 30, 2014.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Gain (loss) on derivative instruments	$37,430	$(944)	$(1,611)	$7,777

For the three months ended September 30, 2014 and 2013 Sabine paid $2.5 million and received $11.3 million, respectively, on settlements of derivatives. Sabine paid $17.4 million and received $34.0 million on settlements of derivatives in the nine months ended September 30, 2014 and 2013, respectively.

Sabine’s derivative contracts are executed with counterparties under certain master netting agreements that allow the Company to offset assets due from, and liabilities due to, the counterparties. The table below presents the carrying value of Sabine’s derivative assets and liabilities both before and after the impact of such netting agreements on the Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013:

	Derivative Assets
		September 30, 2014	December 31, 2013
		(in thousands)
		Fair Value
Current assets	Derivative Instruments	$19,180	$15,859
Current liabilities(1)	Derivative Instruments	—	2,826

Total current asset fair value		19,180	18,685
Other assets	Derivative Instruments	2,317	6,488
Long term liabilities(1)	Derivative Instruments	2,028	223

Total long term asset fair value		4,345	6,711
Less: Counterparty set-off		(9,285)	(13,258)

Total derivative asset net fair value		$14,240	$12,138

	Derivative Liabilities
		September 30, 2014	December 31, 2013
		(in thousands)
		Fair Value
Current liabilities	Derivative Instruments	$(5,293)	$(14,451)
Current assets(1)	Derivative Instruments	(6,361)	(8,052)

Total current liability fair value		(11,654)	(22,503)
Long term liabilities	Derivative Instruments	(5,928)	(11,496)
Other assets(1)	Derivative Instruments	(895)	(2,156)

Total long term liability fair value		(6,823)	(13,652)
Less: Counterparty set-off		9,285	13,258

Total derivative liability net fair value		$(9,192)	$(22,897)

(1)	Impact of counterparty right of set-off for derivative instruments subject to certain master netting agreements.

At September 30, 2014, and December 31, 2013, none of the Company’s outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to Sabine upon any change in the Company’s credit ratings.

9.	Fair Value Measurements

As discussed in Note 8, the Company utilizes derivative instruments to hedge against the variability in cash flows associated with the forecasted sale of its anticipated future oil and natural gas production. The Company generally hedges a substantial, but varying, portion of anticipated natural gas production for the next 12 to 60 months. These derivatives are carried at fair value on the Condensed Consolidated Balance Sheets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth, by level, within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value as of September 30, 2014 and December 31, 2013. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Recurring Fair Value Measurements
	(in millions)
	Level 1	Level 2	Level 3	Total
As of September 30, 2014
Derivative Assets	$—	$14.2	$—	$14.2
Derivative Liabilities	—	(9.2)	—	(9.2)

Total	$—	$5.0	$—	$5.0

	Level 1	Level 2	Level 3	Total
As of December 31, 2013
Derivative Assets	$—	$12.1	$—	$12.1
Derivative Liabilities	—	(22.9)	—	(22.9)

Total	$—	$(10.8)	$—	$(10.8)

The Company’s financial assets and liabilities consist solely of the derivative assets and liabilities also disclosed in table in Note 8. Derivatives listed above include commodity swaps, basis swaps, put and call options that are carried at fair value. The fair value amounts on the Condensed Consolidated Balance Sheets associated with the Company’s derivatives resulted from Level 2 fair value methodologies, that is, the Company is able to value the assets and liabilities based on observable market data for similar instruments. The amounts above include the impact of netting assets and liabilities with counterparties with which the right of offset exists.

The observable data includes the forward curve for commodity prices and interest rates based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the impact of the Company’s non-performance risk of the counterparties which is derived using credit default swap values.

The Company measures fair value of its long term debt based on a Level 2 methodology using quoted market prices with consideration given to the effect of the Company’s credit risk. The carrying value of the Company’s Credit Facility and Term Loan approximate fair value based on current rates applicable to similar instruments. The following table outlines the fair value of the 2017 Notes as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
	(in thousands)
2017 Senior Notes
Carrying Value	$348,511	$348,040
Fair Value	$329,074	$327,698

Sabine utilizes fair value on a non-recurring basis to perform impairment tests as required on the Company’s inventory, property, plant and equipment, goodwill and intangible assets. No impairment charge for gas gathering and processing equipment was recorded in the three months ended September 30, 2014. In the nine months ended September 30, 2014, the Company recorded impairment charges for gas gathering and processing equipment of $1.7 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions. No impairment charge for gas gathering and processing equipment was recorded in the three and nine months ended September 30, 2013. Additionally, no impairment charges related to the write-down of carrying value of certain sizes of casing inventory was recorded in each of the three and nine months ended September 30, 2014 and 2013. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition (Note 4). The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3. Additionally, the Company uses fair value to determine the inception value of the Company’s asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified as Level 3.

10.	Commitments and Contingencies

From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued when probable and reasonably estimable based on the Company’s best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on the Company’s consolidated operating results, financial position or cash flows.

Following the May 6, 2014 announcement of the proposed Transactions, six putative class action lawsuits were filed by Forest Oil shareholders in the Supreme Court of the State of New York, County of New York, alleging breaches of fiduciary duty by the directors of Forest Oil and aiding and abetting of those breaches of fiduciary duty by Sabine entities in connection with the proposed Transactions. By order, dated July 8, 2014, the six New York cases were consolidated for all purposes under the caption In re Forest Oil Corporation Shareholder Litigation, Index No. 651418/2014. On July 17, 2014, plaintiffs in the consolidated New York action filed a Consolidated Class Action Complaint (the “Consolidated Complaint”). The Consolidated Complaint seeks to certify a plaintiff class consisting of all holders of Forest Oil common stock other than the defendants and their affiliates. The defendants named in these actions include the directors of Forest Oil (Patrick R. McDonald, James H. Lee, Dod A. Fraser, James D. Lightner, Loren K. Carroll, Richard J. Carty, and Raymond. I. Wilcox), as well as Sabine and certain of its affiliates (specifically, Sabine Oil & Gas LLC, Sabine Investor Holdings LLC, Sabine Oil & Gas Holdings LLC, and Sabine Oil & Gas Holdings II LLC). The Consolidated Complaint also purports to identify FR XI Onshore AIV, L.L.C. as a defendant, but no causes of action are alleged as against that entity.

The Consolidated Complaint alleges that the proposed Transactions arise out of a series of unlawful actions by the board of directors of Forest Oil seeking to ensure that Sabine and affiliates of First Reserve Corporation (“First Reserve”) acquire the assets of, and take control over, Forest Oil through an alleged “three-step merger transaction” that allegedly does not represent a value-maximizing transaction for the shareholders of Forest Oil. The Consolidated Complaint also complains that the proposed Transactions have been improperly restructured to require only a majority vote of current Forest Oil shareholders to approve the combination with Sabine, rather than a two-thirds majority as would have been required under the original transaction structure. The Consolidated Complaint additionally alleges that members of Forest Oil’s board, as well as Forest Oil’s financial advisor for the proposed Transactions, are subject to conflicts of interest that compromise their loyalty to Forest Oil’s shareholders, that the defendants have improperly sought to “lock up” the proposed Transactions with certain inappropriate “deal protection devices” that impede Forest Oil from pursuing superior potential transactions with other bidders.

The Consolidated Complaint asserts causes of action against the directors of Forest Oil for breaches of fiduciary duty and violations of the New York Business Corporation Law, as well as a cause of action against the Sabine defendants for aiding and abetting the directors’ breaches of duty and violations of law, and it seeks preliminary and permanent injunctive relief to enjoin consummation of the proposed Transactions or, in the alternative, rescission and/or rescissory and other damages in the event that the proposed Transactions are consummated before the lawsuit is resolved.

In addition to these New York proceedings, one putative class action lawsuit has been filed by Forest Oil shareholders in the United States District Court for the District of Colorado. That action, captioned Olinatz v. Forest Oil Corp., No. 1:14-cv-01409-MSK-CBS, was commenced on May 19, 2014, and plaintiffs filed an Amended Complaint (the “Olinatz

Complaint”) on June 13, 2014. The Olinatz Complaint also alleges breaches of fiduciary duty by the directors of Forest Oil and aiding and abetting of those breaches of fiduciary duty by the Sabine defendants in connection with the proposed Transactions, as well as related claims alleging violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and Securities and Exchange Commission Rule 14a-9 promulgated thereunder, in connection with alleged misstatements in a Form S-4 Registration Statement filed by Forest Oil on May 29, 2014, which recommends that Forest Oil shareholders approve the proposed Transactions. The Olinatz Complaint names as defendants Forest Oil and certain of its affiliates (specifically, Forest Oil Corporation, New Forest Oil Inc., and Forest Oil Merger Sub Inc.), the directors of Forest Oil (Patrick R. McDonald, James H. Lee, Dod A. Fraser, James D. Lightner, Loren K. Carroll, Richard J. Carty, and Raymond. I. Wilcox), and Sabine and certain of its affiliates (specifically, Sabine Oil & Gas LLC, Sabine Investor Holdings LLC, Sabine Oil & Gas Holdings LLC, and Sabine Oil & Gas Holdings II LLC), and seeks preliminary and permanent injunctive relief to enjoin consummation of the proposed Transactions or, in the alternative, rescission in the event that the proposed Transactions are consummated before the lawsuit is resolved, as well as imposition of a constructive trust on any alleged benefits improperly received by defendants.

On October 14, 2014, on motion by the Colorado plaintiffs, the Court in the Colorado action entered an order directing the Clerk of the Court to administratively close the action, subject to reopening on good cause shown.

On November 11, 2014, the defendants reached an agreement in principle with plaintiffs in the New York action regarding a settlement of that action, and that agreement is reflected in a memorandum of understanding executed by the parties on that date. The settlement, if consummated, will also resolve the Colorado action. In connection with the settlement contemplated by the memorandum of understanding, Forest Oil agreed to make certain additional disclosures related to the proposed transaction with Sabine, which are contained in Forest Oil’s November 12, 2014 Form 8-K, and Sabine agreed that, within 120 days after the closing of the proposed combination transaction, Sabine Investor Holdings LLC will designate for a period of no less than three (3) years at least one additional independent director, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual, as a Sabine Nominee (as defined in Section 1.4 of the Amended and Restated Agreement and Plan of Merger). The total number of Sabine Nominees will remain unchanged, but at least one of the remaining two Sabine Nominees that have not yet been determined will be independent. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.

The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the New York Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed combination transaction, the Amended and Restated Agreement and Plan of Merger, the merger agreement originally entered into by Sabine Investor Holdings LLC, Forest Oil, New Forest Oil Inc. and certain of their affiliated entities on May 5, 2014, any disclosure made in connection therewith, including in the Definitive Proxy Statement, and all other matters that were the subject of the complaint in the New York action, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the parties shall negotiate in good faith regarding the amount of attorneys’ fees and expenses that shall be paid to plaintiffs’ counsel in connection with the Actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the New York Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. At this time, the Company is unable to guarantee the potential outcome of this litigation or the ultimate exposure.

In addition, Holdings has entered into a Committed Oilfield Services Agreement (the “Services Agreement”) with Nabors, which grants Nabors service contracts with revenues of no less than 20% and 75% of the Company’s gross spend on hydraulic fracturing services and drilling and directional services, respectively, through December 13, 2016. If at any yearly anniversary of the execution of the Services Agreement, Sabine has failed to meet the revenue commitment for the previous 12-month period and Nabors has complied with its service obligations under the Services Agreement, Holdings may be required to pay Nabors an amount equal to the revenue shortfall multiplied by 40%, which would likely result in Holdings requesting that the Company settle such obligations. For the annual period ended December 31, 2013, the Company recognized a shortfall and penalty amount due to Nabors under the terms of the services agreement of $1.7 million which is included in “Accrued operating expenses and other” liabilities on the Condensed Consolidated Balance Sheets and “Other income (expense)” on the Condensed Consolidated Statements of Operations for the year ended December 31, 2013 and was paid in January 2014.

As part of Sabine’s ongoing operations, since inception the Company has contracted with affiliates of Nabors to secure drilling rigs and other services for the oil and natural gas well activity the Company has undertaken. Amounts paid to affiliates of Nabors under these agreements totaled $37.6 million and $14.6 million for the three months ended September 30, 2014 and 2013, respectively, and $87.7 million and $34.4 million for the nine months ended September 30, 2014 and 2013, respectively. The Company recognized a liability on the Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013 of $4.6 million and $8.5 million, respectively, for these services which are reflected in “Accounts payable – trade” and “Accrued exploration and development” balances on the Condensed Consolidated Balance Sheets.

As of September 30, 2014 total future commitments relating to the Company’s secured rig and servicing contracts were $57.4 million over the next five years.

During 2014, the Company executed ten year gas and condensate gathering agreements for the transportation and processing of natural gas and condensate, covering certain properties in South Texas with contractually obligated annual minimum volume commitments to deliver a cumulative 88.5 Bcfe of gas and 5,150 MBbl of condensate by September 22, 2024. The gathering and transportation rates under these contracts are considered by management to be consistent with competitive market rates of other service providers. Under the terms of the agreements, the Company is required to make annual deficiency payments for any shortfalls in delivering the minimum annual volumes under these commitments beginning in the third quarter of 2015, which shall be partially offset by then-existing credit balances for production in excess of minimum commitments, if any. As of September 30, 2014, the Company has no material shortfall related to these contracts; however, as the Company continues to execute its development plan for these and other oil and gas assets, it could experience insufficient future production from the applicable assets and dedicated area to meet its transportation and processing commitments.

11.	Subsequent Events

Management has evaluated subsequent events through November 12, 2014, which represents the date the condensed consolidated financial statements were issued. There were no subsequent events other than those discussed under Recent Developments in Note 1, the redetermination and borrowings subsequent to September 30, 2014 discussed in Note 5, additional natural gas swap and written put agreements discussed in Note 8 and the agreement reached with certain plaintiffs on November 11, 2014 discussed in Note 10.